Exhibit 2.3

ASSET PURCHASE AGREEMENT

AMONG

INTERNODED, INC.,

THE STOCKHOLDERS OF SELLER LISTED ON SCHEDULE 1 TO THIS AGREEMENT

AND

TANGOE, INC.

Closing Date December 23, 2008

i

	3.24.	Solvency	23
	3.25.	Certain Payments	23
	3.26.	Trust	23
	3.27.	Statements not Misleading	23

3A	INVESTMENT REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES		24
	3A.1.	Disclosure of Information	24
	3A.2.	Purchase Entirely for Own Account	24
	3A.3.	No Public Market	24
	3A.4.	Certain Acknowledgements	24
	3A.5.	Restricted Securities	25
	3A.6.	Legends	25

4	REPRESENTATIONS AND WARRANTIES OF BUYER		25
	4.1.	Organization and Power of Buyer	25
	4.2.	Authorization	26
	4.3.	No Conflict	26
	4.4.	Buyer Shares	26
	4.5.	Financial Statements	26
	4.6.	Litigation	26
	4.7.	Compliance with Law	26
	4.8.	Absence of Certain Changes	27
	4.9.	Solvency	27
	4.10.	Statements not Misleading	27

5	COVENANTS		27
	5.1.	Further Assurances; Cooperation	27
	5.2.	Covenants not to Compete	28
	5.3.	Use of Names	30
	5.4.	Passage of Title and Risk of Loss	30
	5.5.	Transfer of Goodwill and Business	30
	5.6.	Expenses; Transfer Taxes	30
	5.7.	Taxes	31
	5.8.	Employment Matters	31
	5.9.	Earn-Out Period Covenants	32

6	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS		33
	6.1.	Representations and Warranties Accurate	33
	6.2.	Opinion of Counsel to Seller and Stockholders	33
	6.3.	Litigation Affecting Closing	33
	6.4.	Instruments of Sale, Etc.	34
	6.5.	Consents	34
	6.6.	No Material Adverse Effect	34
	6.7.	Deliveries at Closing	34

7	CONDITIONS PRECEDENT TO SELLER’S AND STOCKHOLDERS’ OBLIGATIONS		34
	7.1.	Representations and Warranties Accurate	34
	7.2.	Litigation Affecting Closing	34
	7.3.	Deliveries at Closing	34

8	INDEMNIFICATION		35
	8.1.	Indemnified Losses	35
	8.2.	Indemnification by Seller Parties	35
	8.3.	Indemnification By Buyer	35
	8.4.	Third Party Claims Against Buyer	36
	8.5.	Third Party Claims Against Seller	36
	8.6.	Procedures; No Waiver; Exclusivity	36
	8.7.	Set-Off	37
	8.8.	Survival	38
	8.9.	Limitations on Indemnification by the Seller Parties	38
	8.10.	Exclusive Remedy	38

9	MISCELLANEOUS		38
	9.1.	Notices	38
	9.2.	Entire Agreement	39
	9.3.	Counterparts	39
	9.4.	Parties in Interest; Assignment	39
	9.5.	Governing Law	40
	9.6.	Schedules and Headings	40
	9.7.	Amendment	40
	9.8.	Waiver	40
	9.9.	Joint and Several Liability	40
	9.10.	Facsimile Signatures	40
	9.11.	Press Release	40
	9.12.	Resolution of Disputes	40

EXHIBITS AND SCHEDULES

Exhibit A	—	Opinion of Counsel to the Seller Parties
Exhibit B	—	Bill of Sale, Assignment and Conveyance
Exhibit C	—	Lease Assignment
Exhibit D	—	Assumption of Liabilities
Exhibit E	—	Form of Palen Employment Letter
Exhibit F	—	Form of Crampton Employment Letter
Exhibit G	—	Form of Joinder Agreement

Schedule 1		—	Stockholders of Seller Party to Agreement
Schedule A		—	Assumed Liabilities
Schedule 1B		—	Purchased Assets
Schedule 2.2(c)		—	Purchase Price Accounts Receivable
Schedule 2.7(c)		—	Consents Required to Close
Schedule 3.3		—	Consents, Inc.
Schedule 3.4		—	Title to Purchased Assets
Schedule 3.6		—	Reference Date Balance Sheet
Schedule 3.12		—	Absence of Certain Changes
Schedule 3.13		—	Contracts
Schedule 3.14		—	Intellectual Property
Schedule 3.16		—	Environmental Matters
Schedule 3.17		—	Labor; ERISA
Schedule 3.18		—	Taxes
Schedule 3.19		—	Capitalization
Schedule 3.20		—	Brokers
Schedule 3.21		—	Insurance
Schedule 3.23		—	Debt
Schedule 3.26		—	Trustees and Beneficiaries
Schedule 5.10		—	Employment Matters

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is executed as of December 23, 2008, by and among INTERNODED, INC., a corporation incorporated under the laws of the State of Delaware (“Seller”), THE STOCKHOLDER(S) OF SELLER LISTED ON SCHEDULE 1 TO THIS AGREEMENT (the “Stockholders” and together with Seller, the “Seller Parties”) and TANGOE, INC., a corporation incorporated under the laws of the State of Delaware (“Buyer”) (collectively, the “parties”).

RECITALS

WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Purchased Assets (as defined below); and Buyer wishes to assume, and Seller wishes to assign to Buyer, the Assumed Liabilities; all upon the terms and conditions set forth in this Agreement; and

WHEREAS, in order to induce Buyer to purchase the Purchased Assets and assume the Assumed Liabilities, the Stockholders, each of whom will receive a direct, tangible and material benefit from the transactions contemplated by this Agreement by virtue of the fact the Stockholders are equity owners of Seller, are willing to be parties to this Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1.           Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Accounts Receivable” shall mean (a) all accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.

“Assumed Liabilities” shall mean only the duties, liabilities or obligations of Seller, if any, arising after the Closing Date in connection with the items identified on Schedule 1A, excluding the Excluded Liabilities.

“Business” shall mean the business of developing, marketing and providing mobile device and application management software, services and solutions, including, without limitation, the licensing or provision of Seller’s InterNoded Mobile Device Manager, hosted

Blackberry Enterprise Servers, Exchange Servers, Domino Servers, as well as other web services, software products and related services.

“Buyer Shares” shall mean 1,952,673 shares of Buyer’s Common Stock, par value $0.0001 per share to be issued to Seller as part of the Purchase Price as provided in Section 2.2(b).

“Closing” shall mean the consummation of the purchase and sale transaction contemplated by this Agreement.

“Closing Date” shall mean the date on which the Closing occurs, as specified in Section 2.6.

“Debt”, as applied to any Person, means: (a) indebtedness or liability of such Person for borrowed money, or with respect to deposits or advances of any kind, or for the deferred purchase price of property or services; (b) all obligations of such Person evidenced by notes bonds, debentures or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person for the deferred purchase price of property or services; (e) all obligations of such Person as lessee under capital leases; (f) current liabilities of such Person in respect of the present value of unfunded vested benefits under any employee benefit plan; (g) obligations of such Person under letters of credit, bankers acceptances, or comparable arrangements; (h) obligations of such Person arising under acceptance facilities; (i) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person to purchase, to provide funds for payment, to supply funds to invest in any Persons, or otherwise to assure a creditor against loss; (j) all obligations of such Person secured by any Lien on any of such Person’s assets or property, whether or not the obligations have assumed, and (k) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements.

“Excluded Assets” shall mean those items listed as such on Schedule 1B hereto.

“Excluded Liabilities” shall mean those items listed as such on Schedule 1A hereto.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Entity” shall mean any court, administrative agency, commission, state, municipality or other governmental authority or instrumentality, domestic or foreign, national or international.

“IMDM Product” shall mean Seller’s software product or service known as InterNoded Mobile Device Manager or IMDM, which product is being acquired by Buyer pursuant to this Agreement.

“IMDM Revenue” shall mean revenue earned from the sale or license of the IMDM Product, calculated as detailed in Section 2.3(a) hereof. For the purpose of determining the IMDM Revenue, revenue shall be determined based on GAAP revenue recognition principles used by Buyer for its other revenue of the same type.

“Knowledge” — an individual will be deemed to have “Knowledge” of a fact or other matter if:

(a)           such individual is actually aware of that fact or matter; or

(b)           a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

Seller will be deemed to have “Knowledge” of a particular fact or other matter if Julie Palen, Erwin Crampton or, with respect to Sections 3.6, 3.7, 3.8, 3.11, 3.12, 3.18 and 3.23 of this Agreement, Chas Douglis (the “Listed Persons”) has Knowledge of that fact or other matter (as set forth in (a) and (b) above).

“Lease” shall mean the real property lease set forth on Schedule 3.15.

“Liens” shall mean all liabilities, claims, hens, charges, pledges, security interests, options, restrictions or other encumbrances of any kind.

“Material Adverse Effect” means any circumstance, change in, or effect on, the Business or Seller that, individually or in the aggregate with any other circumstances, changes in, or effects on, Seller or the Business: (a) is, or could be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business, or (b) could materially adversely affect the ability of Buyer to operate or conduct the Business in the manner in which it is currently operated or conducted, or contemplated to be conducted, by Seller, or (c) could impair the ability of any Seller Party to consummate the transactions contemplated by this Agreement.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

“Purchase Price” shall mean the aggregate amount to be paid by Buyer to Seller for the Purchased Assets and includes the Cash Consideration, the Buyer Shares and the Earn-out.

“Purchased Assets” shall mean all of Seller’s property and assets, whether real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including without limitation those items identified on Schedule 1B, but excluding the Excluded Assets.

“Records” shall mean all books of account, general, financial and accounting records, files, invoices, payment authorizations, correspondence to and from customers, suppliers and payors, and other data and information owned by Seller, and includes all files and papers in the possession of Seller’s accountants that constitute the property of Seller.

“Reference Date” shall mean November 30, 2008.

“Reference Date Balance Sheet” shall mean the unaudited balance sheet of Seller as of the Reference Date.

“Related Person” shall mean any officer, director, stockholder, employee or consultant of Seller or any holder of five percent (5%) or more of any class of stock of Seller or any member of the immediate family of any such officer, director, stockholder, employee or consultant or any entity controlled by any such officer, director, stockholder, employee or consultant or by a family member of any such officer, director, stockholder, employee or consultant.

“Saas Service” shall mean Seller’s helpdesk support, remote server management, and professional services; however, professional services are included only to the extent delivered under contracts where services are provided over a defined period and subject to extension or renewal at customers’ election on the same or similar terms.

“Saas Revenue” shall mean revenue earned from the sale or license of the Saas Service. For the purpose of determining the Saas Revenue, revenue shall be determined based on GAAP revenue recognition principles used by Buyer for its other revenue of the same type.

“Taxes” (or “Tax” where the context requires) shall mean all federal, state, county, city, local, foreign and other taxes (including, without limitation, premium, excise, value added, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, including deficiencies, interest, additions to tax or interest or penalties with respect thereto.

“Trust” shall mean the Seller that is a trust, as set forth on Schedule 1 to this Agreement.

“Trustees” shall mean the trustees for the Trust as identified in Section 3.26 of the Disclosure Schedule.

Section 1.2.           Glossary of Terms.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Accountants	2.3 (e)
Agreement	Preamble
Business Software	3.14 (e)
Buyer	Preamble
Cap	8.9

Cash Consideration	2.2 (a)
Claimed Set-Off	8.7 (a)
Closing Cash Consideration	2.2 (a)(ii)
Competitive Activities	5.2 (a)
Contracts	3.13
Deferred Cash Consideration	2.2 (a)
DOL	3.17 (f)
Earn-out	2.3
Earn-out Statement	2.3 (c)
Employment Letter	2.6 (i)
Environmental Laws	3.16
ERISA	3.17 (b)
Final Earn-out Amount	2.3(d) and (e)
Financial Statements	3.6
Hazardous Materials	3.16
IBM	2.4 (a)
Indemnified Person	8.6
Indemnifying Person	8.6
IRS	2.8
Lease Assignment	2.6 (e)
Losses	8.1
Non-Compete Period	5.2 (i)
Permitted Liens	3.4
Plans	3.17 (b)
Products	3.14 (a)
Proprietary Rights	3.14 (h)
Proprietary Rights Agreements	3.14 (c)
Reg Rights Agreement	2.6 (j)
Reg Rights Amendment	2.6 (j)
Returns	3.18
Securities Act	3A.5
Seller	Preamble
Seller Parties	Preamble
Stock Consideration	2.2 (b)
Stockholders	Preamble
Territory	5.2 (a)
Threshold	8.9

ARTICLE 2

SALE OF ASSETS; CLOSING

Section 2.1.           Sale of Assets.  At the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer good and marketable title to all of the Purchased Assets. It is intended that the consummation of the purchase and sale of the Purchased Assets will transfer the Business to

Buyer as a going concern with all of the assets, properties and rights used in or required for the operation and conduct of the Business as of the Closing Date.

Section 2.2.           Consideration.  The consideration payable by Buyer to Seller for the Purchased Assets shall be:

(a)           $2,500,000 (the “Cash Consideration”) in cash payable as follows:

(i)            $104,345.46 in cash by wire transfer to Seller (or as directed by Seller) at Closing, which sum shall be used to pay on the Closing Date all of Buyer’s outstanding obligations to Sand Hill Finance, LLC (the “Sand Hill Payoff Amount”);

(ii)           $1,000,000 less the Sand Hill Payoff Amount in cash by wire transfer to Seller on or before January 2, 2009 (the sums described in (i) and (ii) are referred to as the “Closing Cash Consideration”);

(iii)          $1,000,000 in cash by wire transfer to Seller on January 15, 2010; and

(iv)          $500,000 in cash by wire transfer to Seller on January 15, 2011.

The Cash Consideration payable as provided in clauses (iii) and (iv) above is referred to as the “Deferred Cash Consideration.”

(b)           the Buyer Shares, issuable to Seller at Closing (the “Stock Consideration”).

(c)           an amount equal to 80% of amounts actually collected by Buyer with respect to the Accounts Receivable identified on Schedule 2.2(c).  Such amounts shall be paid by Buyer to Seller from time to time promptly after such Accounts Receivable are actually collected, pursuant to arrangements satisfactory to Buyer and Seller.

Section 2.3.           Earn-out.  Buyer shall pay to Seller, as additional Purchase Price, an earn-out (the “Earn-out”) as follows:

(a)           IMDM. For each of the three calendar years 2009, 2010 and 2011, if the IMDM Revenue is at least equal to the amounts shown under “IMDM Revenue” in the table for such applicable calendar year, then the Purchaser shall pay to the Seller an amount equal to the total IMDM Revenue (back to dollar-one) for the applicable calendar year multiplied by the applicable percentage set forth below:

2009*

IMDM REVENUE	PERCENTAGE PAID ON ALL IMDM REVENUE
less than $1,631,454	0%
at least $1,631,454 but less than $2,447,181	10%
at least $2,447,181 but less than $3,262,908	15%
at least $3,262,908 but less than $4,078,636	20%
at least $4,078,636	25%

2010

IMDM REVENUE	PERCENTAGE PAID ON ALL IMDM REVENUE
less than $4,882,188	0%
at least $4,882,188 but less than $7,323,282	10%
at least $7,323,282 but less than $9,764,376	15%
at least $9,764,376 but less than $12,205,470	20%
at least $12,205,470	25%

2011

IMDM REVENUE	PERCENTAGE PAID ON ALL IMDM REVENUE
less than $10,512,017	0%
at least $10,512,017 but less than $15,768,026	10%
at least $15,768,026 but less than $21,024,035	15%
at least $21,024,035 but less than $26,280,043	20%
at least $26,280,043	25%

*For purposes of calculating the 2009 Earn-out, IMDM Revenue shall be increased by the amount of Buyer’s purchase accounting adjustment that decreases Seller’s deferred revenue balance as of the Closing Date.

(b)           Saas. For each of the three calendar years 2009, 2010 and 2011, if the Saas Revenue is at least the amount set forth opposite the applicable calendar year in the table below, then Buyer shall pay to Seller an amount equal to 5% of all Saas Revenue (back to dollar one) for such calendar year.

CALENDAR YEAR	SAAS REVENUE AT LEAST:
2009*	$3,262,452
2010	$4,564,619
2011	$6,145,691

*For purposes of calculating the 2009 Earn-out, Saas Revenue shall be increased by the amount of Buyer’s purchase accounting adjustment that decreases Seller’s deferred revenue balance as of the Closing Date.

(c)           Annual and Quarterly Earn-out Statements.  On or before February 15, 2010, 2011 and 2012, Buyer will prepare, or cause to have prepared, and deliver to Seller a statement (each, an “Earn-out Statement”) setting forth the IMDM Revenue and Saas Revenue for the preceding calendar year and the amount, if any, of the Earn-out payable by Buyer to Sellers on account of such revenue for such calendar year.  Seller shall have fifteen (15) days after its receipt of each Earn-out Statement to object thereto.  Sellers shall make any objection to an Earn-out Statement in writing and shall forward the same to Buyer. Buyer will also provide to Seller a quarterly statement for each calendar quarter during the years 2009, 2010, 2011, within a reasonable time after the end of each quarter, setting forth the IMDM Revenue and Saas Revenue for such quarter.

(d)           Acceptance of Statement.  If Seller does not object to an Earn-out Statement within such 15 day period or if Seller notifies Buyer in writing of Seller’s acceptance of an Earn- out Statement, then the Earn-out amount set forth in the Earn-out Statement (each a “Final Annual Earn-out Amount”) shall be deemed final and binding on the parties.

(e)           Objections.  In the event that Seller delivers a timely written objection to an Earn- out Statement pursuant to this Section 2.3, and Buyer and Seller are unable to resolve such objection within fifteen (15) days after Buyer is notified of Seller’s objection, then, within five (5) business days after such failure to resolve the matters in dispute, the matters in dispute shall be submitted for final and binding determination to a firm of independent certified public accountants agreed upon by the parties, or if the parties are unable to do so, then the firm to be used shall be selected by lot from among the “Big 4” accounting firms (the “Accountants”). The Accountants shall prepare their resolution statement within forty-five (45) days of appointment. The Earn-out Statement proposed by Buyer, as adjusted by agreement of Seller and Buyer or finally determined by the Accountants, as applicable, to reflect the resolution of any timely objections made thereto by Seller, and the resulting Earn-out amount (the “Final Annual Earn- out Amount”) shall be binding on the parties hereto.  Buyer and Sellers shall each pay their own expenses of preparing and analyzing the Earn-out Statements, and resolving objections thereto. In the event Seller objects to an Earn-out Statement and the Final Annual Earn-Out Amount determined by the Accountants is more than 105% of the amount set forth in Buyer’s Earn-out Statement, then Buyer shall pay the fees and expenses of the Accountants, and, in addition, shall reimburse Seller for any attorneys’ fees (including disbursements) incurred by Seller in objecting to the Earn-out Statement and submitting the dispute to the Accountants. In the event the Final Annual Earn-Out Amount determined by the Accountants is not more than 105% of the amount set forth in Buyer’s Earn-out Statement, then Seller shall pay the fees and expenses of the Accountants, and, in addition, shall reimburse Buyer for any attorneys’ fees (including disbursements) incurred by Buyer in responding to Seller’s objections to the Earn-out Statement and submitting the dispute to the Accountants.

(f)            Annual Payment.  Buyer shall pay to Seller the Final Annual Earn-out Amount, if any, by wire transfer within five (5) Business Days of its final determination.

Section 2.4.           INTENTIONALLY OMITTED.

Section 2.5.           Buyer’s Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, and in further consideration of the transfer of the Purchased Assets, at the Closing Buyer shall assume only those duties, liabilities or obligations of Seller included in the Assumed Liabilities.

Section 2.6.           Closing.  The Closing shall take place (via facsimile, telephone, mail and other mutually acceptable means of communication and delivery) simultaneously at the offices of Buyer’s counsel, Shipman & Goodwin LLP in Hartford, Connecticut and Seller’s counsel, The Feinberg Law Group, LLC in Wellesley, Massachusetts, on the date hereof or at such other time and location as the parties hereto shall agree in writing.

Section 2.7.           Deliveries by Seller Parties at Closing.  At the Closing, Seller shall convey, transfer, assign and deliver to Buyer all of the Purchased Assets, including good and merchantable title to all personal property included therein, free and clear of all Liens (except Permitted Liens). The Seller shall deliver to Buyer:

(a)           An opinion of the Seller’s counsel, dated the Closing Date, to the effect and substantially in the form of Exhibit A to this Agreement;

(b)           Evidence of the authorization to change Seller’s name and documents sufficient to effectuate such change and to convey to Buyer all rights in the names “InterNoded;”

(c)           Bill of Sale in the form of Exhibit B, and such assignments and other instruments of transfer as may be reasonably satisfactory to Buyer’s counsel, and with such consents to the conveyance, transfer and assignment thereof as may be necessary to effect the conveyance, transfer, assignment and delivery of the Purchased Assets and to vest in Buyer the title specified in this Agreement and to assure to Buyer the full benefit of the Purchased Assets, including without limitation:

(i)            the transfer of all registered Proprietary Rights of Seller and applications therefor; and

(ii)           the consents listed on Schedule 2.7(c);

(d)           Releases of all Liens (other than Permitted Liens) on the Purchased Assets or a payoff letter from the holder of each Lien indicating that upon payment of a specified amount at Closing such holder will release its Lien;

(e)           The Lease Assignment and Assumption among Seller, Buyer and the landlord under the Lease, with respect to the Lease, in the form attached hereto as Exhibit C fully executed by Seller (the “Lease Assignment”);;

(f)            Good Standing Certificates of recent date for Seller from the Secretary of State of the States of Massachusetts and Delaware;

(g)           A Secretary’s Certificate with respect to Seller’s Certificate of Incorporation, By laws, director and stockholder resolutions and officer incumbency, in form and substance satisfactory to Buyer;

(h)           A certificate to the effect that each of the conditions specified in Section 6.1 are satisfied in all respects;

(i)            An employment letter between Buyer and Julie Palen in the form attached hereto as Exhibit E (the “Palen Employment Letter”), executed by Julie Palen;

(j)            An employment letter between Buyer and Erwin Crampton in the form attached hereto as Exhibit F (the “Crampton Employment Letter”), executed by Erwin Crampton;

(k)           A joinder agreement in the form attached hereto as Exhibit G (the “Joinder Agreement”) pursuant to which Seller is made a party to Buyer’s Eighth Amended and Restated Investor Rights Agreement (the “Reg Rights Agreement”) for the limited purposes of granting to Seller incidental registration rights and information rights with respect to the Buyer Shares, executed by Seller;

(l)            Evidence that Seller has paid or will pay on the Closing Date an amount equal to $17,575.97 to the Massachusetts Department of Revenue pursuant to that certain Agreement to Settle Disputed Matters Pursuant to Chapters 62C, Section 37C between Seller and the Massachusetts Commissioner of Revenue.

(m)          Such other documents and instruments as Buyer or Buyer’s counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.

Simultaneously with the delivery referred to in this Section, the Seller Parties shall take or cause to be taken all such actions as may reasonably be required to put Buyer in actual possession and operating control of the Purchased Assets.

Section 2.8.           Deliveries by Buyer at Closing.  At the Closing, Buyer shall deliver to Seller:

(a)           Assumption Agreement in the form attached hereto as Exhibit D, fully executed by Buyer, pursuant to which Buyer assumes, as of the Closing Date, the Assumed Liabilities;

(b)           The Lease Assignment, fully executed by Buyer;

(c)           A portion of the Closing Cash Consideration pursuant to Section 2.2(a)(i) (which is to be paid to Sand Hill Finance, LLC on behalf of Seller);

(d)           Stock certificates evidencing the Stock Consideration in accordance with Section 2.2(b);

(e)           The Palen Employment Letter, executed by Buyer;

(f)            The Crampton Employment Letter, executed by Buyer;

(g)           The Joinder Agreement, executed by Buyer and evidence of the consent thereto by the requisite “Purchasers” party to the Reg Rights Agreement; and

(h)           Such other documents and instruments as Seller or Seller’s counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.

Section 2.9.           Allocation of Purchase Price.  The parties agree that the Purchase Price, along with the Assumed Liabilities, shall be allocated among the Purchased Assets as determined by Buyer based upon allocation principles which are reasonable and consistent with applicable law; provided that $35,000 of the cash portion of the Purchase Price shall be allocated to the noncompetition covenants contained in Section 5.2 hereof. Buyer shall provide Seller with a draft allocation schedule within sixty (60) days following the Closing Date. Each party agrees that it shall not take any position that varies from or is inconsistent with the agreed allocation in any filing made by such party with the Internal Revenue Service (“IRS”) or any other governmental or regulatory authority.

Section 2.10.        Interest on Past Due Amounts; Orix Event of Default.

(a)           In the event that Buyer shall fail to make any payment of Closing Cash Consideration, Deferred Cash Consideration or Earn-out to Seller when due and payable under the terms of this Agreement, including, without limitation, as the result of the operation of the provisions of any subordination or intercreditor agreement entered into by Seller for the benefit of any lender to Buyer, then any past due amounts shall bear interest at a per annum rate of interest equal to the prime rate of interest published from time to time in the Wall Street Journal (adjusted from time-to-time as such prime rate adjusts), plus one percent (1%).

(b)           In addition, Buyer agrees that so long as (1) there remains outstanding any portion of the Closing Cash Consideration or the Deferred Cash Consideration, or any Earn-out that is or may become payable to Seller, and (2) Seller is subject to a subordination agreement with Orix Venture Finance LLC (“Orix”) that prohibits payment of such amounts in the event of an “Event of Default” under Buyer’s credit facilities with Orix, and (3) an “Event of Default” exists and is continuing under Buyer’s credit facilities with Orix, Buyer will not pay any cash dividends or make any other cash distributions to its stockholders, or redeem or repurchase shares of its capital stock from its stockholders, other than repurchases of stock from departed employees pursuant to existing repurchase rights of Buyer.

Section 2.11.        Unwind of Closing.  Notwithstanding any provision of this Agreement to the contrary , in the event that Buyer fails to pay the Closing Cash Consideration to Seller on or before January 2, 2009 in immediately available funds, then at Seller’s option, to be exercised by written notice given to Buyer on or before the 5:00 PM (EST) on January 3, 2009, the Closing of the transactions contemplated by this Agreement shall be deemed unwound, void and of no effect ab initio, with the effect that the parties shall be placed in the same position vis-à-vis the Business as they were immediately prior to Closing. In the event of such an unwind, and without limiting the generality of the foregoing, (1) Seller shall refund to Buyer immediately, and in any event by the close of business on January 3, 2009, the Sand Hill Payoff Amount, without interest, (2) Seller shall return to Buyer the stock certificate evidence the Stock Consideration, and such shares shall in any event be deemed canceled and no longer issued or outstanding, (3) the Purchased Assets shall all be deemed re-conveyed to Seller, (4) Seller shall remain solely liable for all Assumed Liabilities and Buyer shall be deemed not to have assumed the same, (5) all employees of Seller hired by Buyer shall be immediately rehired by Seller, (6) Seller shall repay to Buyer any and all Cash Consideration paid to Seller and (7) the parties shall execute such documents and instruments, give such notices and take such other actions as either party may reasonably request to give full and proper effect to the full unwinding of the transactions contemplated by this Agreement. If Buyer pays the Closing Cash Consideration to Seller in immediately available funds on or before January 2, 2009, or if Buyer fails to make such payment but Seller does not give to Buyer written notice of Seller’s exercise of its option to unwind the Closing by 5:00 PM (EST) on January 3, 2009, then this Section 2.11 shall have no further force or effect and the Closing shall in no event be subject to unwind.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties hereby jointly and severally represent and warrant to Buyer as follows:

Section 3.1.           Organization and Power.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full power and authority to own its properties and conduct the business presently being conducted by it. Each Seller Party has full legal power, authority and capacity to execute this Agreement and to consummate the transactions contemplated by this Agreement.

Section 3.2.           Authorization.  The execution, delivery and performance of this Agreement by Seller have been duly authorized and approved by all requisite action on the part of its directors and stockholders. This Agreement constitutes the valid and binding obligation of each Seller Party and is enforceable against each Seller Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors’ rights generally and by equitable principles.

Section 3.3.           No Conflict.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to any Seller Party, or any permit, license or approval of any Governmental Entity, (b) conflict with any provision of Seller’s Certificate of Incorporation or By-laws or any resolution of the board of directors of Seller, (c) except as set forth in Schedule 3.3, result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any mortgage, license, instrument or agreement to which any Seller Party is a party or by which any Seller Party or any of the Purchased Assets is bound or create any Lien upon any of the Purchased Assets, or (d) except as set forth on Schedule 3.3 and except for (i) contracts with customers reasonably anticipated to generate less than $35,000 in revenue to Seller in 2008 or (ii) contracts with vendors or suppliers under which Seller expects to receive or pay less than $5,000 per year and under which Seller has no other obligations, require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other Person, including, without limitation, under any Contract.

Section 3.4.           Title to Purchased Assets.  Seller has good, valid and marketable title to all of the Purchased Assets, free and clear of all Liens, except those Liens set forth on Schedule 3.4 (“Permitted Liens”). No other party has any rights or claims to possession of any of the Purchased Assets. None of the Purchased Assets are subject to any option, contract, arrangement or understanding that would restrict Seller’s ability to transfer the Purchased Assets to Buyer as contemplated herein. The Purchased Assets constitute all assets, rights and properties used by Seller to operate, or necessary to operate the Business as operated by Seller prior to Closing. No Stockholder and no other Related Person of Seller owns, leases or licenses assets, properties or other rights used in the conduct of the Business. All employees engaged in conducting the Business are employees of Seller.

Section 3.5.           Condition of Purchased Assets.  All of the tangible property included in the Purchased Assets is in good operating condition and repair, ordinary wear and tear excepted, and in the state of maintenance, repair and operating condition required for the proper operation and use thereof in the ordinary and usual course of business by Seller.

Section 3.6.           Financial Statements.  Seller has delivered to Buyer financial information respecting Seller (the “Financial Statements”), as follows: (i) the Reference Date Balance Sheet, a copy of which is attached hereto as Schedule 3.6; (ii) unaudited profit and loss statements of Seller for the 11 months ended as of the Reference Date; (iii) audited balance sheet for Seller as of December 31, 2007; and (iv) unaudited profit and loss statements for Seller for the fiscal year ended December 31, 2007. The Financial Statements fairly present the financial position and results of operations of Seller for the periods then ended and the financial position of Seller at the dates thereof and were prepared in accordance with GAAP. Seller’s books of account are and, during the period covered by the Financial Statements were, correct and complete in all material respects, fairly and accurately reflect or reflected the income, expenses, assets and liabilities of Seller, including the nature thereof and the transactions giving rise thereto, and provide or provided a fair and accurate basis for the preparation of the Financial Statements.

Section 3.7.           Accounts Receivable; Credits.  The Accounts Receivable recorded on the books of Seller, less a bad debt reserve in the amount of $18,000 (which was determined by Seller in accordance with GAAP applied on a basis consistent with Seller’s prior accounting practices) are bona fide and good, and are collectible in the ordinary course in the amounts shown on the books of account of Seller. No Account Receivable has been released by Seller, in whole or in part, so as to reduce its value. There are no outstanding customer credits or allowances (including allowances for bad debts) which have been authorized by Seller prior to the Closing Date. Schedule 3.7 sets forth a complete and accurate list of Seller’s Accounts Receivable as of the date set forth on such Schedule.

Section 3.8.           Accounts Payable; Pre-Bill.  Schedule 3.8 sets forth a complete and accurate list of Seller’s accounts payable as of the date set forth on such Schedule. Except as set forth on Schedule 3.8, Seller has not pre-billed or received prepayment for products to be sold, services to be rendered, or expenses to be incurred subsequent to the Closing Date, except in the ordinary course of business and consistent with Seller’s prior practices, with a corresponding current liability included on the Reference Date Balance Sheet.

Section 3.9.           Litigation.  There is no suit, action or proceeding pending against or affecting any Seller Party or the employees of Seller relating to the Business, the Purchased Assets, or the transactions contemplated hereby, nor is there any such suit, action or proceeding threatened against any Seller Party or any of the employees of Seller. Neither Seller nor the Business is subject to any order of a Governmental Entity.

Section 3.10.        Compliance with Law.  Seller has all necessary licenses, permits and other approvals of Governmental Entities necessary to operate the Business as now conducted, each of which is in good standing, and Seller has conducted the Business and properly filed all necessary reports in accordance with applicable laws and regulations.

Section 3.11.        Absence of Undisclosed Liabilities.  Seller does not have any liabilities or obligations, either accrued, contingent or otherwise, which are not reflected in (i) the Reference Date Balance Sheet or (ii) this Agreement or the Schedules hereto, except as have been incurred in the ordinary course of business since the Reference Date.

Section 3.12.        Absence of Certain Changes.  Except as set forth on Schedule 3.12. since the Reference Date, neither Seller nor the Business has or will have as of the Closing:

(a)           suffered any adverse change in its financial condition, assets, liabilities, net worth or business from that shown on the Reference Date Balance Sheet that, either individually or in the aggregate, has had a Material Adverse Effect;

(b)           suffered any damage, destruction or loss, whether or not covered by insurance, adversely affecting its properties or the Business;

(c)           declared or paid or agreed to declare or pay any dividends or distributions of any cash or other assets of any kind whatsoever or issued or agreed to issue any capital stock or rights, options or warrants to acquire any capital stock of Seller;

(d)           mortgaged, pledged, hypothecated or otherwise encumbered any of its material assets, tangible or intangible;

(e)           sold or transferred any of its assets, property or rights, or canceled or agreed to cancel any of its debts or claims, except for fair value in the ordinary course of business;

(f)            suffered any Material Adverse Effect with respect to its relationships with customers or employees, or with respect to its contracts with customers;

(g)           incurred any commitment (through negotiations or otherwise) or any liability to any labor organization, or been involved in any labor dispute;

(h)           increased the amount of its Debt or other obligations or liabilities by more than $10,000 in the aggregate;

(i)            entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase a material part of its assets, property or rights;

(j)            placed any orders for materials, merchandise or supplies in exceptional or unusual quantities based upon past operating practices or accepted orders from customers under conditions relating to price, terms or payment, time or delivery, or like matters materially different from the conditions regularly and usually specified on acceptance of orders for similar merchandise from customers similarly situated;

(k)           made any change in the accounting practices or methods followed by it;

(l)            engaged in any restructuring or changed its constitutive documents;

(m)          materially increased the level of compensation or benefits for any employee;

(n)           entered into any other transaction, or been involved in any event or experienced any condition of any character, that, either individually or in the aggregate, has had a Material Adverse Effect on Seller, any of the Purchased Assets or the Business; or

(o)           entered into an agreement to do any of the foregoing.

Section 3.13.        Contracts.  Schedule 3.13(i) lists all of the contracts, leases, arrangements and understandings which relate to the Business as it is conducted by Seller, provided that, in the case of customer contracts, Schedule 3.13(i) sets forth sales orders, purchase orders and distribution agreements, with customers reasonably anticipated to generate at least $35,000 in revenue to the Company in 2008 and all IMDM customers of the Company and Schedule 3.13(ii) lists all of the current customers of the Company reasonably anticipated to generate less than $35,000 in revenue to the Company in 2008; and provided further that Schedule 3.13(iii) lists all of the vendor or supplier contracts of the Company (except for vendor or supplier contracts under which the Company expects to receive or pay less than $5,000 per year and under which the Company has no other obligations) (all of the foregoing, including all contracts with customers listed on Schedule 3.13(ii), are collectively referred to as the “Contracts”), each of which was entered into, arrived at or conducted on behalf of Seller with appropriate authority and in accordance with Seller’s customary practices. Seller has fulfilled all material obligations required pursuant to the Contracts to have been performed by Seller prior to the date hereof. Neither Seller nor, to any Seller Party’s Knowledge, the other parties to such Contracts, arrangements and understandings are in default thereof and all Contracts are valid and in effect. Schedule 3.13(iv) identifies each customer party to any Contract (i) which provides that an assignment by or a “change of control” of Seller will cause a termination of the Contract or constitutes a default thereunder or otherwise grants to the other party the right to terminate the Contract (other than those Contracts with customers reasonably anticipated to generate less than $35,000 in revenue to Seller in 2008), (ii) which grants any Person a Lien on all or any part of the assets of Seller or (iii) which requires Seller reach specific sales or payment minimums, targets or milestones or which require Seller to use “best efforts” to distribute products thereunder. Except as disclosed on Schedule 3.13(v), no customer, supplier or vendor of Seller has given any notice or made any threat or otherwise revealed an intent to cancel or otherwise terminate its relationship with Seller, to materially and adversely change the relationship, to substantially reduce the volume of business it currently does with Seller or to refuse to renew any Contract when it expires. There are not, and since January 1, 2005, there have not been, any claims (whether or not resulting in litigation or threatened litigation) by customers of Seller pursuant to any warranty, milestone, benchmark or performance standard or other similar commitments of Seller.

Section 3.14.        Intellectual Property.

(a)           Seller either owns or possesses the perpetual, royalty-free license and other rights to use the Proprietary Rights used by Seller in connection with the Business, including, without limitation, the proprietary computer software and programs known as InterNoded Mobile Device Manager, versions 1 through 4.1 (the “Products”) and any Proprietary Rights necessary to develop, manufacture, publish, market, license and sell the Products, reference manuals, CD- ROMs and other materials and products published, marketed or licensed by Seller relating to the Products all of which are free and clear of any Liens or any deposit arrangements and none of the same are owned or licensed or held by any Related Person. All Seller owned Proprietary Rights are free of any Liens or deposit arrangements other than the Liens set forth on Schedule 3.4.

(b)           Seller is not infringing upon or, otherwise acting adversely to, any Proprietary Rights, including trade secrets, owned by any other Person or Persons. No claim, suit, demand, proceeding or, investigation is pending or has been asserted and, to the Knowledge of the Seller Parties, no claim, suit, demand, proceeding or investigation is threatened with respect to, based on or alleging infringement of, any such rights of any third party, or challenging the validity or effectiveness of any license for such rights, and there is no basis for any such claim, suit, demand, proceeding or investigation.  Except as set forth on Schedule 3.14(b), no such Proprietary Rights infringe or violate any Proprietary Rights of any Person.  Seller has taken all actions reasonably necessary to maintain and protect those Proprietary Rights which it owns or uses or have been licensed to Seller.

(c)           Schedule 3.14(c) contains a list of all contracts, agreements, commitments or licenses relating to the Proprietary Rights or the Products to which Seller is a party or by which it is bound, including, without limitation, all license agreements (excluding, however all forms of “shrink wrap” or “click wrap” license agreements with respect to commercially available software sold at retail), agreements for software acquisition, development agreements, author agreements, publishing agreements and OEM, VAR and other distribution agreements (the “Proprietary Rights Agreements”).  The Proprietary Rights Agreements include all such contracts, agreements, commitments or licenses to which Seller is a party or by which it is bound related to Seller’s Proprietary Rights, and constitute all contracts, agreements, commitments or licenses related to Seller’s Proprietary Rights.  Seller has delivered to Buyer true and complete copies of all of the Proprietary Rights Agreements (other than end user agreements on a form provided to Buyer in accordance with Section 3.14(f) below) prior to the execution of this Agreement. To each Seller Party’s Knowledge, all of the Proprietary Rights Agreements are in full force and effect and enforceable in accordance with their terms and there is no violation or default under the Proprietary Rights Agreements. To each Seller Party’s Knowledge, no event has occurred or circumstance exists which with notice or lapse of time or both would constitute an event of default, or give rise to a right of termination or cancellation, or result in the loss or adverse modification of any right or benefit under any of the Proprietary Rights Agreements. No party to any Proprietary Rights Agreement has given Seller written notice of or made a claim with respect to, and no Seller Party is otherwise aware of, any material breach or default under any thereof. There have been no oral or written modifications to the terms or provisions of any of the Proprietary Rights Agreements. No amount payable to Seller or reserved under any Proprietary Rights Agreement has been assigned by Seller or anticipated and no amount payable to Seller under any Proprietary Rights Agreement is in arrears or has been collected in advance and to each Seller Party’s Knowledge, there exists no offset or defense to payment of any amount under a Proprietary Rights Agreement. No Contract and no Proprietary Rights Agreement contains any non-compete covenant, exclusivity clause or other restriction that would limit Seller’s ability to engage in the Business.

(d)           Seller has the exclusive right to manufacture, develop, publish, market, license or sell the Products in any and all media and by print or electronic means. No Person other than Seller may manufacture, develop, publish, market, license or sell the Products without the prior consent of Seller and Seller has not given any such consent and Seller owns, or is the exclusive licensee of, all right, title and interest in and to the Products and the exclusive right to apply for copyright protection therefor. None of the individuals or entities who have performed services in connection with the development of any of the Products, as employees or as independent contractors of Seller, holds any proprietary rights with respect to such Products.  Each of such employees and independent contractors has signed a nondisclosure and invention assignment agreement with or for the benefit of Seller and each employee and independent contractor has signed an agreement granting to Seller ownership of all Proprietary Rights developed by such person or entity which relate to the Business or were created using Seller’s facilities, time or materials.

(e)           The Products comprise all software owned, developed, published or sold by Seller, all of which software is owned by Seller (the “Business Software”), as well as a description of any instructions or sequences of instructions, in whatever form embodied, which are included in any of the Business Software and which requires the consent (whether subject to royalty or otherwise) of a party other than Seller in order for any such Business Software to be sold, licensed, updated, enhanced or modified or integrated with the software by Seller, together with true and correct copies of all contracts between or among Seller, on the one hand, and any author or licensor of the software, on the other hand.

(f)            There has been no publication or public distribution by Seller of any of the source codes of any of the Business Software that would in any way affect the right of Seller to seek copyright protection for the Business Software.  Each end user of the Business Software has either signed a license agreement or has acquired the Business Software pursuant to a so-called “shrink wrap” or “click wrap” license with Seller. With respect to any contracts pertaining to the

Business Software entered into by Seller, Seller has licensed the Business Software and not sold it, thus retaining ownership of the Business Software. Seller is not aware of any claims actually or purporting to be within the scope of the warranty coverage afforded to purchasers of any of the Business Software, or of any efforts, omissions or failures to perform. There are no bugs in any of the Business Software reasonably detectable with normal use. There are no errors in any documentation, specifications, manuals, user guides, promotional material, technical documentation, drawings, flow charts, diagrams, source language statements, and demo disks related to, associated with or used or produced in the development of the Business Software. The Products function in accordance with the specifications previously provided to Buyer. No Product is currently required to be distributed in course code form by the GNU General Public Licenses or any other “open source” license agreement, nor is Seller in violation of any such agreement.

(g)           Schedule 3.14(g) contains a true and complete list of all trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, domain names, patents and patent applications, copyright registrations, and applications therefor, wholly or partially owned, licensed held or used by Seller or in the conduct of the Business.

(h)           For purposes hereof, “Proprietary Rights” shall mean know-how, technology or other intellectual property, including, without limitation, all trade secrets, customer and vendor information, lists and databases, including, without limitation, customer, mailing and subscription lists, proprietary processes, methods and apparatus, information not known to the general public, any literary work, whether or not copyrightable, ideas, concepts, designs, discoveries, formulae, patents, patent applications, product and service developments, inventions, improvements, processes, disclosures, trademarks, trademark applications, trade names, fictional business names, service marks, copyrights, copyright applications, logos, all rights in internet web sites and internet domain names, software, source codes and materials, object codes and materials, algorithms, techniques, architecture, mask work rights, prototypes, engineering and design models, information with respect to firmware and hardware, and any information relating to any product or program which has either been developed, acquired or licensed for or by Seller, including the maintenance, modification or enhancement thereof and all publishing and manufacturing information (including with respect to custom chips, boards and other components) and all license agreements (whether as licensor or licensee) relating thereto.

Section 3.15.        Real Property.  Seller has delivered to Buyer a true, correct and complete copy of the Lease and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates). The Lease is legal, valid, binding, enforceable against Seller and in full force and effect and represents the entire agreement between the landlord thereunder and Seller with respect to the property subject thereto. To each Seller Party’s Knowledge, nothing impairs Seller’s ability to enforce its rights under the Lease against the landlord. Seller has undisturbed possession of the premises subject to the Lease and the Lease is in full force and effect and Seller is entitled to the benefits of the Lease in accordance with the terms thereof. Seller has not received any notice of a breach or default under the Lease, and Seller has not granted to any other Person any rights, adverse or otherwise,  under the Lease. Neither Seller nor (to the Knowledge of any Seller Party) any other party to the

Lease, is in breach or default in any material respect, and, to the Knowledge of each Seller Party, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under the Lease. There is no dispute between Seller and any landlord under the Lease and no waiver, indulgence or postponement of Seller’s obligations thereunder has been granted by any Landlord. The rental set forth in the Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same. Other than the leasehold interests created by the Lease, Seller holds no interests in real property of any kind. The premises subject to the Lease are not subject to any zoning ordinance, Lien, or other restriction or encumbrance which would have a Material Adverse Effect on the Business or the use and enjoyment of such property in the manner in which such property is currently used and enjoyed. To each Seller Party’s Knowledge, there is no planned or threatened taking or condemnation of all or any part of such premises.

Section 3.16.        Environmental Matters.  Seller is not now and has not been in the past in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety (“Environmental Laws”) and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. Seller does not currently hold any permits, licenses, registrations or certificates under any Environmental Laws. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by Seller or, to the Knowledge of the Seller Parties, by any other Person on any real property owned or occupied by Seller. For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) any petroleum products or nuclear materials.

Section 3.17.        Labor; ERISA.  (a) Seller is not, and, as of the Closing Date will not be, a party to any employment, severance or consulting agreement or to any collective bargaining agreement, nor are its employees members of a collective bargaining unit or union, nor has there been any unionization activity. Seller has complied with all laws relating to the employment of labor, including provisions relating to wages, hours, collective bargaining, and the payment of unemployment, workers’ compensation, Social Security, payroll, withholding and similar Taxes, and is not liable for any arrears of wages, compensation fund contributions or any Taxes or penalties for failure to comply with such laws. Schedule 3.17 attached hereto contains a list of all persons employed by Seller at the Closing Date with their respective current salaries, any commission compensation received during the last twelve (12) months and a description of all benefits provided by Seller to its employees. No employee of Seller has given any notice or made any threat, or otherwise revealed an intent, to cancel or otherwise terminate his or her relationship with Seller or indicated an intention not to accept employment with Buyer, if employment is offered. At the Closing Date, all employees are terminable at will by Seller and will be free of all employment obligations to Seller and all non-competition and confidentiality covenants in favor of Seller and will be free to become employees of Buyer, if Buyer so desires.

(b)           Set forth in Schedule 3.17 is a list of (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and (ii) all profit sharing, stock bonus, pension, 401(k), ESOP, savings, medical, dental, disability, life or accident insurance, bonus, incentive, stock option, deferred compensation (as defined in Section 409A of the Code) and other similar compensation or employee benefit plans, funds, programs or arrangements, which are maintained for the benefit of, or relate to any or all employees of Seller (the plans referred to in clauses (i) and (ii) being collectively referred to as the “Plans”). None of the Plans constitutes a nonqualified deferred compensation plan within the meaning of Code Section 409A. Each of the Plans that does constitute such a nonqualified deferred compensation plan has been operated and maintained in accordance with applicable transition relief with respect to amounts deferred in taxable years beginning after December 31, 2004 and with respect to amounts deferred in taxable years beginning before January 1, 2005 if the plan under which the deferral is made is materially modified after October 3, 2004.

(c)           Seller has furnished to Buyer (i) a complete and correct copy, as of the date hereof, of each document constituting a part of each Plan, (ii) the three most recent annual reports (Form 5500 Series), if applicable, including all applicable schedules, if required, with respect to each Plan, (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists, and (iv) the most recent determination letter, if any, (or if applicable, advisory or opinion letter) from the IRS.

(d)           None of the Plans is a multiemployer plan within the meaning of Section 4001 of ERISA.

(e)           Each of the Plans is and has been operated and maintained in accordance with its terms and with the requirements of all applicable statutes, orders and governmental rules and regulations, including, but not limited to, the Code and ERISA.

(f)            There are no audits, inquiries, submissions, or proceedings pending or, to the Knowledge of the Seller Parties, threatened by the IRS, Department of Labor (the “DOL”) or other governmental agency with respect to any Plans.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued.

(g)           Each Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter (or if applicable, advisory or opinion letter) from the IRS that has not been revoked, no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Plan.  Seller has no commitment to establish any new Plan or to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law).  Each Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms.

(h)           Seller has not at any time maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Seller contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in ERISA or to any plan described in Section 413(c) of the Code.

(i)            No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan. Neither Seller nor any officer or director of Seller is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA.

(j)            None of the Plans promises or provides medical or other welfare benefits to any former employee of Seller except as required by COBRA or other applicable law, and Seller has not represented, promised or contracted (whether in oral or written form) to provide welfare retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by law.

(k)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Seller under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 3.18.        Taxes.

(a)           Seller has prepared and filed or caused to be prepared and filed, all federal, state, local and foreign returns, estimates, information statements and reports, including without limitation, all informational returns (“Returns”) relating to any and all Taxes concerning or attributable to Seller, the Purchased Assets or the Business which Seller is required to file on or before the Closing and such Returns were true and accurate and were completed in accordance with applicable law when filed.  Seller has provided to Buyer the Returns listed on Schedule 3.18.

(b)           Except as disclosed on Schedule 3.18, Seller has (i) paid all Taxes it is required to pay and (ii) withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and Seller has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Seller. There is no tax sharing agreement that will require any payment by Seller after the date of this Agreement. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired or to be acquired by Seller.

(c)           Except as disclosed on Schedule 3.18, no audit or other examination of any Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination.

(d)           Except as disclosed on Schedule 3.18, Seller does not have any liabilities for unpaid Taxes which have not been accrued or reserved against on the Reference Date Balance Sheet, whether asserted or unasserted, contingent or otherwise, and no Seller Party has any Knowledge of any basis for the assertion of any such liability attributable to Seller, the Purchased Assets or the Business.

(e)           The transactions contemplated herein are not subject to the tax withholding provisions of Code Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of law.

(f)            With respect to each taxable year of Seller’s existence, Seller has been a small business corporation for which an election under 1362(a) of the Code is in effect.  Seller has properly elected to be treated as a pass-through entity for each taxable year of its existence under the applicable provisions of each state where it conducts or has conducted business.  Since its existence, the S corporation election of Seller has not been subject to termination under section 1362(d) of the Code.

Section 3.19.        Capitalization; Relationships with Related Persons.  (a) Schedule 3.19 sets forth a true and complete list of all holders of capital stock of Seller, and of all holders of rights, options or warrants to acquire capital stock of Seller, and of all holders of securities convertible into or exchangeable or exercisable for capital stock of Seller.

(b)           No Related Person (including, without limitation, any Stockholder) has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business. Neither Seller nor any Related Person of Seller (including, without limitation, any Stockholder), is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with the Business, or (b) engaged in competition with Seller with respect to any line of the products or services of Seller in any market presently served by Seller. No Related Person of Seller (including, without limitation, any Stockholder) is a party to any Proprietary Rights Agreement or Contract.

Section 3.20.        Brokers.  Except as set forth on Schedule 3.20, there are no claims for brokerage commissions, finder’s fees or similar compensation arising out of or due to any act of or on behalf of any Seller Party in connection with the transactions contemplated by this Agreement.

Section 3.21.        Insurance.  Seller is adequately insured in respect of the Business and the Purchased Assets and will continue to be so insured with respect to all events occurring prior to the Closing Date, in amounts and against risks that are commercially reasonable. Schedule 3.21 lists all policies of insurance and bonds covering the assets and operations of Seller as of the date hereof. All of such insurance policies and bonds covering Seller and the Business are in full force and effect and no written notice of termination of any such insurance policies or bonds has been received by Seller. Seller has not received any written communication or other written notice regarding any actual or possible refusal of any coverage or rejection of any claim related to the Business.

Section 3.22.        Powers of Attorney.  No Person has any power of attorney to act on behalf of Seller in connection with any of its properties or business affairs other than such powers to so act as normally pertain to the officers of Seller.

Section 3.23.        Debt. Set forth in Schedule 3.23 hereto is a complete and correct list of all Debt of Seller other than trade debt incurred in the ordinary course of business, none of which is overdue unless such trade debt is being contested diligently and in good faith by appropriate proceedings and appropriate cash reserves have been established therefor. The maximum principal or face amounts of the obligations set forth, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

Section 3.24.        Solvency.

(a)           Seller is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(b)           Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Seller will be able to pay its remaining liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital, given its circumstances; (iii) Seller will have assets (calculated at fair market value) that exceed its remaining liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.  The cash available to Seller after Closing, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such liabilities, debts and judgments promptly in accordance with their terms.

Section 3.25.        Certain Payments.  Since January 1, 2003, neither Seller nor any director, officer, agent, or employee of Seller, or any other Person associated with or acting for or on behalf of Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any affiliate of Seller, or (iv) in violation of any statutes, laws or regulations, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

Section 3.26.        Trust.  The Trust is a duly established trust and is validly subsisting. Each Trustee has all the necessary power, authority and capacity to enter into this Agreement and consummate the transactions contemplated by this Agreement on behalf of the Trust. With respect to the Trust, Schedule 3.26 sets forth all of the Trustees and all of the beneficiaries of the Trust. Each Trust is a trust of the type described in Section 1361(c)(2) of the Code and is an eligible S Corporation shareholder.

Section 3.27.        Statements not Misleading.  The Seller Parties have fully complied with all of Buyer’s (and Buyer’s counsel’s) due diligence requests and have provided Buyer with all information and documentation requested by Buyer and Buyer’s counsel. The Seller Parties have disclosed all facts, events or transactions which are material to the Purchased Assets and the Business. No representation or warranty of any Seller Party or document furnished by any Seller Party hereunder is false or inaccurate in any material respect or contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 3A

INVESTMENT REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

In addition to the representations and warranties set forth in Article 3, Seller Parties hereby represent and warrant to Buyer as follows in connection with the issuance of the Buyer Shares to Seller.

Section 3A.1.        Disclosure of Information.  Seller has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the offering of the Buyer Shares as well as the business, properties, prospects and financial condition of Buyer.

Section 3A.2.        Purchase Entirely for Own Account.  The Buyer Shares will be acquired for investment for Seller’s and Stockholders’ account, not as nominee or agent. Seller anticipates transferring the Buyer shares to its Stockholders in the future for no consideration, in a transaction exempt from registration under applicable federal and state securities laws; otherwise, Seller is acquiring the shares without any view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Other than as aforesaid, Seller presently has no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Buyer Shares.

Section 3A.3.        No Public Market.  Seller understands that no public market now exists for any of the Buyer Shares and that Buyer has made no assurances that a public market will ever exist for the Buyer Shares.

Section 3A.4.        Certain Acknowledgements.  Seller understands that (a) Buyer depends on key technical and managerial personnel and the loss of these personnel could adversely impact the progress of the business, (b) there is no assurance that Buyer has or will be able to obtain funds sufficient to meet its need for cash in the future, the current investors in Buyer have no commitment whatsoever to make further investments in Buyer and a lack of sufficient liquidity and additional financing would have a material adverse effect on Buyer, (c) certain existing investors in Buyer, if they act together, will be able to control the election of Buyer’s directors and other matters requiring stockholder approval, and (d) to the extent that forecasts, projections or pro forma financial statements have been provided by Buyer, (i) they speak only as of the date that they were prepared, (ii) there are risks and uncertainties associated with such projections, forecasts and pro forma financial statements and there can be no assurance that results will be attained or that the assumptions on which the forecasts or projections are based will be realized, and (iii) actual results may differ materially from those expressed or implied in such forecasts, projections or pro forma financial statements, particularly in light of current economic conditions and the current economic slow down, as well as the many other risks faced by Buyer.

Section 3A.5.        Restricted Securities.  Seller understands that the Buyer Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Seller understands that the Buyer Shares are “restricted securities” under applicable U.S. federal and state securities laws and regulations, and that pursuant to these laws, Seller must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available. Seller acknowledges that Buyer has no obligation to register or qualify the Buyer Shares for resale. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Buyer Shares, and requirements relating to Buyer which are outside of Seller’s control and which Buyer is under no obligation, and may not be able, to satisfy.

Section 3A.6.        Legends.  It is understood that the Buyer Shares, and any securities issued in respect thereof or exchange therefor, may bear the following legend and any legend required by the Blue Sky laws of any state of the United States to the extent such laws are applicable to the shares represented by the certificate so legended:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE DISTRIBUTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND LAWS.”

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the Closing Date, as follows:

Section 4.1.           Organization and Power of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to own its properties and conduct the business presently being conducted by it, to execute this Agreement, and to consummate the transactions contemplated by this Agreement.

Section 4.2.           Authorization.  The execution, delivery and performance of this Agreement by Buyer have been duly authorized and approved by all requisite action on the part of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors’ rights generally and by equitable principles.

Section 4.3.           No Conflict.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Buyer, or any permit, license or approval of any Governmental Entity, (b) conflict with any provision of Buyer’s certificate of incorporation or by-laws, (c) result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any mortgage, instrument or agreement to which Buyer is a party or by which Buyer is bound, or (d) require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other third party, which, in the case of clause (c) or (d), would have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 4.4.           Buyer Shares.  The Buyer Shares represent, and will represent at Closing, two percent (2%) of Buyer’s Common Stock, determined on a fully-diluted basis. When issued pursuant to this Agreement, the Buyer Shares will be validly issued, fully paid, non-assessable and free of all preemptive rights.

Section 4.5.           Financial Statements.  Buyer has delivered to Seller financial information respecting Buyer, as follows: (i) the audited balance sheets as of December 31, 2006 and December 31, 2007 and the related audited statements of income, retained earnings and cash flows for the fiscal years ended December 31, 2006 and December 31, 2007; and (ii) the unaudited balance sheets as of November 30, 2008 and the related unaudited statements of income, retained earnings and cash flows for the nine-month period ended November 30, 2008 (the “Buyer Financial Statements”). The Buyer Financial Statements fairly present the financial position and results of operations of Buyer for the periods then ended and the financial position of Buyer at the dates thereof and were prepared in accordance with GAAP. Buyer’s books of account are and, during the period covered by the Buyer Financial Statements were, correct and complete in all material respects, fairly and accurately reflect or reflected the income, expenses, assets and liabilities of Buyer, including the nature thereof and the transactions giving rise thereto, and provide or provided a fair and accurate basis for the preparation of the Buyer Financial Statements.

Section 4.6.           Litigation.  There is no suit, action or proceeding pending against or affecting Buyer, nor is there any such suit, action or proceeding threatened against Buyer. Buyer is not subject to any order of a Governmental Entity.

Section 4.7.           Compliance with Law.  Buyer has all necessary licenses, permits and other approvals of Governmental Entities necessary to operate its business as now conducted, each of which is in good standing, and Buyer has conducted its business and properly filed all necessary reports in accordance with applicable laws and regulations.

Section 4.8.           Absence of Certain Changes.  Since September 30, 2008, Buyer has not, nor will it have as of the Closing, entered into any other transaction, or been involved in any event or experienced any condition of any character, that, either individually or in the aggregate, has had or will have a Material Adverse Effect on Buyer; or entered into an agreement to do any of the foregoing.

Section 4.9.           Solvency.

(a)           Buyer is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of Buyer exceeds the present fair saleable value of Buyer ‘s assets.

(b)           Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Buyer will be able to pay its remaining liabilities as they become due in the usual course of its business; (ii) Buyer will not have unreasonably small capital, given its circumstances; (iii) Buyer will have assets (calculated at fair market value) that exceed its remaining liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Buyer in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Buyer will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Buyer.  The cash available to Buyer after Closing, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such liabilities, debts and judgments promptly in accordance with their terms.

Section 4.10.        Statements not Misleading.  Buyer has fully complied with all of Seller’s (and Seller’s counsel’s) due diligence requests and has provided Seller with all information and documentation requested by Seller and Seller’s counsel. Buyer has disclosed all facts, events or transactions which are material to Seller’s investment decision hereunder. No representation or warranty of Buyer or document furnished by Buyer hereunder is false or inaccurate in any material respect or contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 5

COVENANTS

Section 5.1.           Further Assurances; Cooperation.

(a)           The Seller Parties will provide such other information, and execute and deliver all such other and additional instruments, notices, releases, undertakings, consents and other documents, and will do all such other acts and things, as may be reasonably requested by Buyer as necessary to assure to Buyer all the rights and interests granted or intended to be granted under this Agreement. The Seller Parties shall take or shall cause to be taken such other reasonable actions as Buyer may require more effectively to transfer, convey and assign to, and vest in, Buyer, and put Buyer in possession of, the Purchased Assets as contemplated by this Agreement. In the event that any of the Purchased Assets cannot be fully and effectively transferred to Buyer without the consent of a third party or parties, and if at the Closing Buyer shall have waived its right to receive at the Closing such consent, the Seller Parties shall thereafter be obligated to use their best efforts to assure to Buyer the benefits of such contract, commitment, other arrangement or other Purchased Asset.

(b)           The Seller Parties have prior to the Closing and will continue after Closing to cooperate with Buyer, afford to Buyer’s accountants access to such books and records as are necessary or appropriate for the purposes of, and permit Buyer’s appropriate officers, employees and accountants to meet with the officers, employees and accountants of Seller responsible for Seller’s financial statements, the internal controls of Seller and the disclosure controls and procedures of Seller to discuss such matters as Buyer may deem necessary or appropriate for Buyer to satisfy its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2003 and any rules and regulations relating thereto, and to prepare audited statements of the Business for the periods ending December 31, 2006, December 31, 2007 and the Closing Date.

Section 5.2.           Covenants not to Compete.

(a)           Non-Competition.  For the applicable Non-Compete Period (as that term is defined below), neither Seller nor any Stockholder shall, directly or indirectly, anywhere in the world (the “Territory”) engage in competition with Buyer or an affiliate thereof, in any manner or capacity (e.g., as an advisor, principal, agent, partner, member, officer, director, shareholder, employee, member of any association, or otherwise), in the Business (together, the “Competitive Activities”), or in the design, development, distribution, marketing, licensing or selling of products, services or systems which are competitive with the products, services or systems being sold, marketed or produced by, or which are under development by, Buyer or an affiliate thereof at the time of the Closing or during the Non-Compete Period.  No Seller Party shall own, participate in the ownership of, lend money, guarantee loans, make gifts of money or other property, or otherwise lend financial or other assistance in any form to any Person, firm, association, partnership, venture, corporation or other business entity which is engaged in, or will within the Non-Compete Period engage in, any of the activities prohibited by this Section 5.2.

(b)           Limitation on Covenant.  Ownership by a Seller Party, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 5.2.

(c)           Customers.  In addition to the more general restrictions set forth above, for a period of three (3) years from the Closing Date, neither Seller nor any Stockholder, nor any of their affiliates shall, directly or indirectly, either on such party’s own account or in conjunction with or on behalf of any other Person, firm or company, solicit any Person, firm or company who was a customer or client of Seller, Buyer or an affiliate of Buyer as of the Closing, for business which is competitive with the business, activities, products, services or systems provided by Seller, Buyer or any affiliate of Buyer as of the Closing Date.

(d)           Employees.  For a period of three (3) years from the Closing Date, no Seller Party shall, either on such party’s own account or in conjunction with or on behalf of any other Person, firm or company, employ, solicit, entice away or attempt to employ, solicit or entice away from Buyer or any affiliate of Buyer any person who at the date hereof is, or at the date of or within the year preceding such employment, solicitation, enticement or attempt shall have been, an officer, manager, consultant or employee of Buyer or any affiliate of Buyer.

(e)           Confidentiality.  No Seller Party will at any time hereafter make use of or disclose or divulge to any Person (other than to officers or employees of Buyer whose province it is to know the same) any information (other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction) relating to Buyer or the Business, the identity of the customers and suppliers of Buyer or the Business, or the products, finances, contractual arrangements, business or methods of business of Buyer or the Business and shall use its best endeavors to prevent the publication or disclosure of any such information.  Each Seller Party acknowledges that many of the Purchased Assets are trade secrets which Buyer has purchased and which Seller Parties are forever restricted from using or disclosing.  If, in connection with the business or affairs of Seller, any Seller Party shall have obtained trade secrets or other confidential information belonging to any third party under an agreement which contained restrictions on disclosure by any Seller Party, then the Seller Parties will not at any time infringe such restrictions.

(f)            Injunctive Relief.  Each Seller Party acknowledges that any violation of any provision of this Section 5.2 will cause irreparable harm to Buyer, that damages for such harm will be incapable of precise measurement and that, as a result, Buyer will not have an adequate remedy at law to redress the harm caused by such violations.  Therefore, in the event of a violation of this Section 5.2 by any Seller Party, each Seller Party agrees that, in addition to its other remedies, Buyer shall be entitled, without the necessity of either proof of actual damage or the posting of a bond, to injunctive relief, including but not limited to an immediate temporary injunction, temporary restraining order and/or preliminary or permanent injunction to restrain or enjoin any such violation. Each Seller Party acknowledges that any violation of this Section 5.2 will cause Buyer irreparable harm and that such irreparable harm will affect Buyer at its principal place of business in Orange, Connecticut, and, therefore, each Seller Party does hereby submit to jurisdiction before any state or federal court sitting in the State of Connecticut, at Buyer’s election, and each Seller Party hereby waives any right to raise the question of jurisdiction and venue in any action that Buyer may bring in any such court against any Seller Party.

(g)           Severability.  The parties understand and agree that the covenant set forth in this Section 5.2 shall be construed as a series of separate covenants not to compete, one covenant for each country, state and province within the Territory, one for each separate line of the Competitive Activities, and one for each month of the Non-Compete Period. Should any clause, portion or paragraph of this Section 5.2 be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Section 5.2. Should any particular covenant or restriction, including but not limited to the covenants and restrictions of Section 52(a), 5.2(c), 5.2(d) and 5.2(e), be held to be unreasonable or unenforceable for any reason, including without limitation the time period, geographical area and scope of activity covered by such covenant, then a court may modify any such covenant or restriction in order to give it effect and allow it to be enforced to the greatest extent that would be reasonable and enforceable.

(h)           Acknowledgment.  Each Seller Party acknowledges that this covenant not to compete is a mandatory condition precedent to the Closing of the transactions contemplated by this Agreement, and that, in the absence of the preceding covenant not to compete, Buyer would not have consented to the Closing.

(i)            Non-Compete Period.

(i)            The Non-Compete Period shall be the eighteen (18) months after the Closing Date or, if ordered by a court of competent jurisdiction, one of the periods of time listed in clause (ii).

(ii)           If ordered by a court of competent jurisdiction, the Non-Compete Period shall be one of the following periods of time:

(A)          one (1) year from the Closing Date; or

(B)           six (6) months from the Closing Date.

Notwithstanding the other provisions contained in this Section 5.2(i), in the event Julie Palen’s employment is terminated by Buyer without “Cause” or by Julie Palen for “Good Reason,” each as defined in Julie Palen’s employment letter with Buyer dated as of the date hereof, the Non-Compete Period shall end (if not previously ended) on the date on which the Severance Term (as defined in said letter) ends; provided that if Buyer fails to make any severance payment due Julie Palen during the Severance Term and fails to cure such failure within thirty (30) days after receipt of written notice of such non-payment from Julie Palen, the Non-Compete Period shall end (if not previously ended) as of the date of the expiration of such thirty (30) day cure period.

Section 5.3.           Use of Names.  From and after the Closing Date, Seller shall cease to use the name “InterNoded” or any similar name and, as indicated in Section 2.7(b), shall change its name at Closing.

Section 5.4.           Passage of Title and Risk of Loss.  Legal title, equitable title, and risk of loss with respect to the property and rights to be transferred hereunder shall not pass to Buyer until the property or right is transferred at the Closing and possession thereof is delivered to Buyer.

Section 5.5.           Transfer of Goodwill and Business.  From and after the Closing Date, the Seller Parties shall, when requested to do so by Buyer, provide reasonable good faith assistance to effectuate a smooth transfer of the Business and goodwill to Buyer.

Section 5.6.           Expenses; Transfer Taxes.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Any sales, use, franchise, conveyance or other transfer Tax which becomes payable by any of the parties to this Agreement as a result of the conveyance and transfer from Seller to Buyer of the Purchased Assets or otherwise as a result of the transactions contemplated hereby and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by the Seller Parties, and the Seller Parties shall promptly provide Buyer with proof of payment of such Taxes.

Section 5.7.           Taxes.

(a)           Continuing Obligation.  The Seller Parties shall be responsible for and pay or cause to be paid when due all of Seller’s Taxes attributable to, levied or imposed upon or incurred in connection with the Purchased Assets or the Business relating or pertaining to the period (or that portion of any period) ending on or prior to the Closing Date. The Seller Parties shall continue to timely file within the time period for filing, or any extension granted with respect thereto, all of Seller’s Returns required to be filed in connection with the Purchased Assets and such Returns shall be true and correct and completed in accordance with applicable laws.

(b)           Status at Closing.  At Closing, Seller shall have (i) paid or cause to be paid all Taxes it is required to pay as of such time, and (ii) withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld as of such time, if any.

(c)           Tax Elections.  No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Purchased Assets shall be made by Seller after the date of this Agreement without the prior written consent of Buyer.

(d)           Cooperation and Records Retention.  The Seller Parties and Buyer shall each (i) provide the others with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Taxes, (ii) retain and provide the others with any records or other information which may be relevant to such Return, audit or examination, proceeding or determination, and (iii) provide the others with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the others for any period.  Without limiting the generality of the foregoing, Buyer and the Seller Parties shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules and other records or information which may be relevant to such Returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

Section 5.8.           Employment Matters.  (a) On or prior to the Closing Date, Buyer has offered employment to the employees of Seller listed on Schedule 5.8. Such offers of employment are on terms which require such employees to perform comparable services in a comparable position at a base salary and with benefits comparable to the salary and benefits provided by Seller, and include offers of stock option grants, subject to Buyer Board of Director approval, for the number of shares of Common Stock of Buyer set forth with respect to each employee of Seller on Schedule 5.8, on terms and conditions consistent with Buyer’s ordinary practices for new hires. The Seller Parties shall cooperate with Buyer in Buyer’s efforts to hire such employees, and Seller shall, and hereby does, release those employees who accept employment with Buyer from their obligations under any non-competition or confidentiality agreement in favor of Seller, to the extent necessary to allow them to become employed by Buyer.

(b)           Seller has terminated, effective upon Closing, the employment of all employees of the Business who have accepted employment with Buyer, and Seller shall pay all compensation or other money due to such employees with respect to their employment and termination by Seller through and including the Closing Date, including, without limitation, any severance, change in control or sale bonuses, other bonuses, commissions and all other amounts payable to such employees pursuant to agreements, policies or awards of Seller through Closing or as a result of the transactions contemplated by this Agreement, except for bonus payments to be made by Seller on or after the Closing Date as set forth in a Bonus Agreement with Erwin Crampton dated on or about the Closing Date, which Bonus Agreement is an Excluded Liability.

Section 5.9.           Earn-Out Period Covenants.

(a)           Subsequent to the Closing Date and at least until December 31, 2011, except as expressly contemplated by this Agreement or consented to by Julie Palen, Buyer shall (i) operate the Business as a separate division of Buyer, (ii) act in good faith with respect to the operation of the Business and the calculation of all Earn-out amounts and (iii) not take any action or enter into any agreement or commitment with respect to the Business with the intent of artificially decreasing, or that Buyer knew or reasonably should have known would artificially decrease the amount of any Earn-out amount.

(b)           Without in any way limiting the provisions of Section 5.9(a) above, subsequent to the Closing Date and at least until December 31, 2011, except as expressly contemplated by this Agreement or consented to by Julie Palen:

(i)            Buyer shall not enter into any agreement or arrangement with the intent of artificially shifting, or that Buyer knew or reasonably should have known would artificially shift, revenues or expenses into or out of the Business during any period with respect to which an Earn-out amount is calculated;

(ii)           Buyer will impose on all of its quota-carrying sales representatives an annual sales quota for the IMDM Product in the amount of $250,000 each for calendar year 2009 and in at least such amount for calendar years 2010 and 2011;

(iii)          so long as Julie Palen remains employed by Buyer, she will have primary day-to-day responsibility for the operation of the Business as a division of Buyer;

(iv)          Buyer shall not sell, lease, spin off, or otherwise dispose of all or any material amount of the Purchased Assets or the Business other than as part of Buyer’s entire business and in the event that Buyer sells its entire business, Buyer will require that the purchaser assume Buyer’s obligation with respect to the Earn-out including without limitation Buyer’s obligations under this Section 5.9;

(vi)                              neither Buyer nor any other controlled affiliate of Buyer shall create any entity which sells products or services which are competitive with the Saas Services or the IMDM Product, and neither Buyer nor any other controlled affiliate of Buyer shall assist any entity which Buyer does not control to create any entity that sells products or services which are competitive with the Saas Services or the IMDM Product;

(vii)                          Buyer shall not cause or permit the transfer of all or any portion of the Business with any client or customer to a controlled affiliate;

(viii)                       so long as Julie Palen remains employed by Buyer, she will be involved in Buyer’s annual budgeting process with regard to the Business in a manner similar to Buyer’s other senior executives and lines of business;

(ix)                              when allocating capital and resources to the Business, Buyer will use normal and reasonable business judgment, will consult with Julie Palen and will not apply different standards than it applies to its other lines of business; and

(x)                                  in the event Buyer bundles the sales of any of the Business’s products or services with any other products or services of Buyer, then for purposes of calculating IMDM Revenue or Saas Revenue, as applicable, there shall be included a pro rata portion of the revenue earned from the sale or license of the bundled product or service, which pro rata portion shall be calculated based on the respective separate selling or licensing prices of the individual (unbundled) products or services included in such bundle.

ARTICLE 6

CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

All obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions:

Section 6.1.           Representations and Warranties Accurate.  All representations and warranties of Seller and Stockholders contained in this Agreement shall have been true when made and shall be true at and as of the Closing Date. Seller and Stockholders shall have complied with all covenants and conditions required to be performed or complied with by them prior to or at the Closing Date. Seller and Stockholders shall furnish Buyer with an appropriate certificate to the foregoing effect as of the Closing Date.

Section 6.2.           Opinion of Counsel to Seller and Stockholders.  Buyer shall have been furnished with an opinion of counsel to Seller and Stockholders, dated the Closing Date and addressed to Buyer, on the matters set forth in Exhibit A.

Section 6.3.           Litigation Affecting Closing.  No action, suit or proceeding shall be pending or threatened by or before any court or Governmental Entity in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 6.4.           Instruments of Sale, Etc.  Seller shall have executed and delivered to Buyer such instruments of sale, conveyance, transfer and assignment satisfactory to counsel for Buyer as are necessary or desirable to vest in Buyer title to all of the Purchased Assets or to confirm the status of title to the Purchased Assets, including, without limitation, documents sufficient to effectuate the change in Seller’s corporate name as required by Section 2.7(b). the Lease Assignment described in Section 2.7(e) and the Bill of Sale described in Section 2.7(c).

Section 6.5.           Consents.  The Consents listed on Schedule 2.6(c) and all authorizations, approvals, permits or consents of any Governmental Entity or third Person necessary for the consummation of the transactions contemplated by this Agreement.

Section 6.6.           No Material Adverse Effect.  There shall not have occurred any event that would have a Material Adverse Effect on the Business, the Facility, the Purchased Assets or the Assumed Liabilities.

Section 6.7.           Deliveries at Closing.  Seller and Stockholders shall have delivered to Buyer, fully executed by all applicable parties, each of the items specified in Section 2.7 of this Agreement.

ARTICLE 7

CONDITIONS PRECEDENT TO SELLER’S
AND STOCKHOLDERS’ OBLIGATIONS

All obligations of Seller and Stockholders under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

Section 7.1.           Representations and Warranties Accurate.  All representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true at and as of the Closing Date. Buyer shall have performed and complied in all material respects with all covenants and conditions required to be performed or complied with by it prior to or at the Closing Date.

Section 7.2.           Litigation Affecting Closing.  No action, suit or proceeding shall be pending or threatened by or before any court or Governmental Entity in which it is sought to restrain or prohibit or to obtain damages or other rehef in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 7.3.           Deliveries at Closing.  Buyer shall have delivered to Seller, fully executed by Buyer, each of the items specified in Section 2.7 of this Agreement.

ARTICLE 8

INDEMNIFICATION

Section 8.1.           Indemnified Losses.  For the purpose of this Article 8 and when used elsewhere in this Agreement, “Losses” shall mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including those resulting from any and all actions, suits, proceedings, demands, assessments or judgments, together with reasonable costs and expenses including the attorneys’ fees and other legal costs and expenses relating thereto.

Section 8.2.           Indemnification by Seller Parties.  The Seller Parties hereby jointly and severally agree to indemnify and hold harmless Buyer against and in respect of any Losses which arise out of or result from:

(a)           any breach by the Seller Parties of any representation or warranty of the Seller Parties made herein or in any certificate, document, writing or instrument delivered by any Seller Party pursuant to this Agreement;

(b)           any breach by any Seller Party of any covenant or obligation of such Seller Party in this Agreement or in any certificate, document, writing or instrument delivered by the Seller Parties pursuant to this Agreement;

(c)           any liability or obligation of Seller or the Business as operated through the Closing Date or otherwise arising out of the ownership or operation of Seller, the Business or the Purchased Assets prior to the Closing, other than the Assumed Liabilities, whether or not such liability or obligation was disclosed to Buyer, including, without limitation, sales and use Taxes for all periods ending on or prior to the Closing Date;

(d)           any noncompliance with bulk sales or fraudulent conveyance laws with respect to the transactions contemplated by this Agreement; and

(e)           as provided in Section 8.4 hereof.

Section 8.3.           Indemnification By Buyer.  Subject to the limitations set forth in this Article 8, Buyer agrees to indemnify and hold harmless Seller against and in respect of any Losses which arise out of or result from:

(a)           any breach by Buyer of any representation or warranty of Buyer made herein or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b)           any breach by Buyer of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c)           the Assumed Liabilities; and

(d)           as provided in Section 8.5 hereof.

Section 8.4.           Third Party Claims Against Buyer.  The Seller Parties further agree to jointly and severally indemnify and hold Buyer harmless from and against any and all Losses resulting from causes of action or claims of any kind asserted by unrelated third parties arising from any liability of any nature incurred in connection with any action, suit, proceeding, claim or demand by any person or entity where any of the alleged or actual breach, default, act, omission or other grounds therefore is attributable to events occurring prior to the Closing and related to Seller, the Business or the Purchased Assets, including, without limitation, any and all Losses attributable to goods, products and services provided by Seller prior to the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date.

Section 8.5.           Third Party Claims Against Seller.  Subject to the limitations set forth in this Article 8, Buyer further agrees to indemnify and hold Seller harmless from and against any and all Losses resulting from causes of action or claims of any kind asserted by unrelated third parties arising from any liability of any nature incurred in connection with any action, suit, proceeding, claim or demand by any person or entity where any of the alleged or actual breach, default, act, omission or other grounds therefore is attributable to events occurring after the Closing and related to Buyer or the Purchased Assets, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date.

Section 8.6.           Procedures; No Waiver; Exclusivity.  All claims for indemnification by a party pursuant to this Article 8 in connection with an action, suit or proceeding shall be made in accordance with the provisions of this Section 8.6. The party entitled to indemnification under this Article 8 (the “Indemnified Person”) shall give prompt written notification to the Person obligated to provide such indemnification (the “Indemnifying Person”) of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article 8 may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article 8 except to the extent of any damage or liability caused solely by or arising out of such delay. Within 20 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided (i) the Indemnifying Person acknowledges in writing to the Indemnified Person that the Indemnifying Person shall indemnify the Indemnified Person with respect to all elements of such action, suit or proceeding and any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding, and (ii) the third party seeks monetary damages only. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered “Losses” for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. An Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld or delayed. The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person).

Section 8.7.           Set-Off.  (a) Buyer shall be entitled to a set-off against the Stock Consideration, the Deferred Cash and the Earn-out for any amounts payable to Buyer pursuant to this Article 8 or under Section 2.4 (a “Claimed Set-Off’). Nothing in this Section 8.7 shall be construed or interpreted as a limitation on Buyer’s right to indemnification in accordance with this Article 8.

(b)           Buyer shall give Seller written notice of any Claimed Set-Off.  Seller shall have fifteen (15) days from the date of Buyer’s written notice to object to the Claimed Set-Off. Seller shall make any objection to a Claimed Set-Off in writing and shall forward the same to Buyer. If Seller does not timely object to a Claimed Set-Off,  Buyer may permanently set-off against the Earn-out or Deferred Cash Consideration, as Buyer determines in its discretion.

(c)           If the Seller does timely object and Seller and Buyer are unable to agree to the amount of the Claimed Set-Off within thirty (30) days, either Seller or Buyer may institute proceedings for a determination of the amount of the Claimed Set-Off.  If the Seller Parties object to a Claimed Set-Off, or during the pendency of Seller’s fifteen (15) day notice period, Buyer may withhold the amount of the Claimed Set-Off from payments otherwise due as Earn- out or Deferred Cash Consideration pending final determination of the Claimed Set-Off. All disputes hereunder shall be resolved solely and exclusively by confidential binding arbitration with JAMS (“JAMS”) to be conducted in the New Haven, Connecticut area and governed by JAMS’ Commercial Rules of Arbitration applicable at the time of the commencement of the arbitration (the “JAMS Rules”) and heard before one arbitrator.  The parties shall attempt to mutually select the arbitrator. In the event they are unable to mutually agree, the arbitrator shall be selected by the procedures prescribed by the JAMS Rules.  Each party shall bear its own attorneys’ fees, expert witness fees, and costs incurred in connection with any arbitration.

(d)           At Seller’s option, Buyer shall first satisfy Claimed Set-Off amounts by reclaiming all or a portion of the Stock Consideration from Seller or Stockholders, based on the “fair market value” of Buyer’s shares of common stock as of the date of the payment of the Claimed Set-Off.  The “fair market value” of Buyer’s shares of common stock shall be determined in the same manner as it is determined for the purpose of establishing exercise prices for Buyer’s common stock option grants in the normal course.  Seller and Stockholders shall cooperate to effectuate the return to Buyer of any amount of the Stock Consideration.

(e)           If in any instance Seller does not exercise its option set forth in Section 8.7(d) above (or if the Stock Consideration has been folly reclaimed pursuant to Section 8.7(d) above),

Buyer may satisfy the Claimed Set-Off amount(s) by permanently setting-off against the Earn-out or Deferred Cash Consideration, as Buyer determines in its discretion.

Section 8.8.           Survival.  All representations and warranties made by the Seller Parties and Buyer herein (except for those set forth in Sections 3.1, 3.2, 3.4, 3.14, Article 3A, 4.1 and 4.2, which shall survive indefinitely and those set forth in Sections 3.16, 3.17 and 3.18, which shall survive until sixty (60) days after expiration of the applicable statute of limitation), or in any certificate, document, writing or instrument delivered pursuant to this Agreement, shall survive the Closing for a period of eighteen (18) months following the Closing Date. No claim may be asserted under Section 8.2(a) or 8.3(a) with respect to breach of a representation or warranty after the twelve (12) month anniversary of the Closing Date (except for claims for breach of a representation or warranty set forth in Section 3.1, 3.2, 3.4, 3.14, 3.16, 3.17, 3.18, Article 3A, 4.1 or 4.2), provided that claims as to which written notice is given prior to such date may be prosecuted thereafter. The indemnity obligations set forth in Sections 8.2(b), (c), (d) and (e), Sections 8.3(b) and (c), Section 8.4 and Section 8.5 shall survive indefinitely.

Section 8.9.           Limitations on Indemnification by the Seller Parties.  Notwithstanding any other provision of this Article 8, the Seller Parties shall not be liable to Buyer and under Section 8.2(a) for breach of representations and warranties until all Losses with respect to Section 8.2(a) exceeds $50,000, after which, subject to this Section 8.9, the Seller Parties shall be liable only for portions of the Losses in excess of $50,000, such that such amount is a deductible and not a threshhold (the “Deductible”). The Seller Parties shall not be liable to Buyer under Section 8.2(a) for breach of representations and warranties for any Losses in excess of $750,000 (the “Cap”). Notwithstanding the foregoing, the Seller Parties’ liability under Section 8.2(a) for Losses that arise from the breach of the representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.4, 3.14, 3.16, 3.17 and 3.18 and Article 3A shall not be subject to the Threshold or the Cap. Nothing set forth in this Section 8.9 limits the Seller Parties’ liability and obligations under Sections 8.2(b), 8.2(c), 8.2(d), 8.2(e) or 8.4, or under any other Section or provision of this Agreement, except for Section 8.2(a), notwithstanding the fact that the facts or circumstances giving rise to a claim under any such Section also constitute a breach of a representation or warranty and/or give rise to a claim under Section 8.2(a).

Section 8.10.        Exclusive Remedy.  The provisions of this Article 8 set forth the sole and exclusive remedy of the parties hereto with respect to any matter or event described in this Article 8, provided however that the provisions of this Article 8 shall not limit the rights or remedies of Buyer with respect to the breach of Sections 5.1, 5.2, 5.6, or 5.7.

ARTICLE 9

MISCELLANEOUS

Section 9.1.           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and delivered personally or sent by overnight delivery, postage prepaid to the addresses set forth below:

To Buyer:

Tangoe, Inc.

35 Executive Boulevard

Orange, Connecticut 06477

Attention: Chief Financial Officer

With a copy to:

Thomas P. Flynn, Esq.

Shipman & Goodwin LLP

One Constitution Plaza

Hartford, CT 06103

To Seller:

InterNoded, Inc.

1440 Main Street

Waltham, MA 02451

Attention: Julie Palen

With a copy to:

Julia K. O’Neill, Esq.

The Feinberg Law Group, LLC

57 River Street

Suite 204

Wellesley, MA 02481

Section 9.2.           Entire Agreement.  This Agreement (including the schedules and exhibits hereto and the ancillary documents being executed in connection with the Closing and referred to herein) constitutes the sole understanding of the parties with respect to the subject matter hereof.

Section 9.3.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.4.           Parties in Interest; Assignment.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns, provided that no Seller Party may assign or delegate this Agreement or any right, liability or obligation hereunder without Buyer’s prior written consent and any assignment or delegation by any Seller Party without the prior written consent of Buyer shall be void and of no force or effect.

Section 9.5.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to its conflicts of laws principles.

Section 9.6.           Schedules and Headings.  All of the schedules and exhibits attached hereto are a part of this Agreement and all of the matters contained therein are incorporated herein by reference. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

Section 9.7.           Amendment.  This Agreement may be amended only by the parties hereto by any instrument in writing signed by or on behalf of each of the parties hereto.

Section 9.8.           Waiver.  Any term or provision of this Agreement may be waived only in writing by the party or parties who are entitled to the benefits being waived.

Section 9.9.           Joint and Several Liability.  All obligations and liabilities of Seller and/or any Stockholder under this Agreement shall be the joint and several obligations and liabilities of all of the Seller Parties.

Section 9.10.        Facsimile Signatures.  Facsimile signatures shall be fully binding and effective for all purposes and shall be given the same effect as original signatures. If any party delivers a copy of this Agreement containing a facsimile signature, such party shall promptly forward copies containing original signatures to the other party; provided, however, that the copies containing the facsimile signatures shall remain binding even if the document containing original signatures is not sent to the other party.

Section 9.11.        Press Release.  No Seller Party shall make any public announcement or issue any press release relating to this Agreement, the or any related agreements or transactions contemplated hereby or thereby, provided however, that nothing herein shall prevent Seller from making any disclosure required by law.

Section 9.12.        Resolution of Disputes.  All disputes hereunder shall be resolved solely and exclusively by confidential binding arbitration with JAMS (“JAMS”) to be to be conducted in the New Haven, Connecticut area and governed by JAMS’ Commercial Rules of Arbitration applicable at the time of the commencement of the arbitration (the “JAMS Rules”) and heard before one arbitrator. The parties shall attempt to mutually select the arbitrator. In the event they are unable to mutually agree, the arbitrator shall be selected by the procedures prescribed by the JAMS Rules. Each party shall bear its own attorneys’ fees, expert witness fees, and costs incurred in connection with any arbitration.

[The remainder of this page is intentionally left blank; the next succeeding page is a signature page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first above written.

	INTERNODED, INC.	TANGOE, INC.

By:	/s/ Julie Palen	By:	/s/ Albert R. Subbloie
	Julie Palen, President		Name: Albert R. Subbloie
Title: President & CEO

STOCKHOLDERS:

/s/ Julie Palen
Julie Palen, President

/s/ Janis L. Huck
Janis L. Huck, Trustee of the Julie L.
Palen Irrevocable Trust dated August 26, 2008

and

/s/ Lyn Plummer
Lyn Plummer, Trustee of the Julie L.
Palen Irrevocable Trust dated August 26, 2008

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

OPINION OF COUNSEL TO THE SELLER PARTIES

The opinion of counsel for the Seller Parties shall be to the following effect:

1.             Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.  Seller has full power and authority to own its properties and conduct the business presently being conducted by it. Seller has full legal power, authority and capacity to execute the Asset Purchase Agreement and related documents, and to consummate the transactions contemplated thereby.

2.             The execution, delivery and performance of the Asset Purchase Agreement and related documents by Seller have been duly authorized and approved by all requisite action on the part of its Board of Directors and stockholders.

3.             The Asset Purchase Agreement and related documents are enforceable against each Seller Party in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors’ rights generally and by equitable principles.

4.             The execution and delivery of the Asset Purchase Agreement and related documents do not, and the consummation of the transactions contemplated thereby and the compliance with the terms thereof will not, (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to any Seller Party, or any permit, license or approval of any Governmental Entity or (b) conflict with any provision of Seller’s Certificate of Incorporation or By-laws.

5.             To our knowledge, there is no action or other proceeding against any Seller Party, pending or overtly threatened in writing, before any court, governmental agency, arbitrator or mediator which (a) seeks to affect the enforceability of the Asset Purchase Agreement or any related documents, or (b) if determined adversely to the Seller Party could have a material adverse effect on the any Seller Party’s ability to perform such party’s obligations under the Transaction Documents.

6.             The Trust is a duly established trust and is validly subsisting.

7.             The Trustees have the power and authority to execute and deliver the Asset Purchase Agreement and to perform the Trust’s obligations thereunder, and the Asset Purchase Agreement has been duly executed and delivered by the Trustees.

EXHIBIT B

BILL OF SALE, ASSIGNMENT AND CONVEYANCE

Effective as of December      , 2008

WHEREAS, TANGOE, INC., a Delaware corporation (“Buyer”), INTERNODED, INC., a Delaware corporation (“Seller”), and certain stockholders of Seller have entered into an Asset Purchase Agreement dated as of December        , 2008 (which, together with the exhibits thereto, is hereinafter referred to as the “Asset Purchase Agreement”); and

WHEREAS, the Asset Purchase Agreement contemplates and provides for the assignment, transfer and conveyance to Buyer of substantially all of the assets of Seller;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby grant, bargain, sell, transfer, convey, assign and deliver to Buyer, as of the date first above appearing, all of Seller’s right, title and interest, of whatever kind and character, in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including, without limitation those items identified on Schedule 1B, but excluding the Excluded Assets (as defined on Schedule 1B) (the “Purchased Assets”), free and clear of any and all liens, licenses, mortgages, encumbrances, pledges, security interests or charges of any nature whatsoever except for Permitted Liens (as such term is defined in the Asset Purchase Agreement):

TO HAVE AND TO HOLD unto Buyer, its successors and assigns forever all of the Purchased Assets hereby granted, bargained, sold, transferred, conveyed, assigned and delivered.

Seller hereby irrevocably makes, constitutes and appoints Buyer the true and lawful attorney of Seller, with full power of substitution, for and in the name and stead of Seller but on behalf and for the benefit of Buyer, to demand and receive from time to time any and all property, tangible and intangible, constituting any of the Purchased Assets and to give receipts and releases for and in respect of the same and any part thereof and, from time to time, to institute and prosecute in the name of Seller, but at the expense and for the benefit of Buyer, any and all proceedings at law, in equity or otherwise, which Buyer may deem proper to collect, assert or enforce any claim, right or title of any kind in respect of any of the Purchased Assets and to defend and compromise any and all actions, suits or proceedings hereafter instituted in respect of any of the Purchased Assets and to do all such acts and things in relation to the Purchased Assets as Buyer shall deem desirable, except in all cases as otherwise contemplated by the Asset Purchase Agreement.

Seller hereby covenants and agrees to execute and deliver to Buyer such other instruments of conveyance, assignment and transfer as Buyer may reasonably request in order more fully to vest in Buyer all and singular the rights and properties hereby granted, bargained, sold, transferred, conveyed, assigned and delivered.

This Bill of Sale, Assignment and Conveyance shall be deemed to have been executed and delivered in the State of Connecticut, and shall be governed by and construed in accordance with the internal laws, as opposed to the rules governing conflicts of laws, of the State of Connecticut.

This Bill of Sale, Assignment and Conveyance shall be binding upon Seller and its respective successors and assigns.

IN WITNESS WHEREOF, Seller has caused this instrument to be signed in its name by its proper and duly authorized corporate officer.

INTERNODED, INC.

By
Julie L. Palen, President

EXHIBIT C

ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT (this “Agreement”), is made as of this            day of December, 2008, by and between INTERNODED, INC., a Delaware corporation (“Assignor”), TANGOE, INC., a Delaware corporation (“Assignee”), and 1440 MAIN STREET LLC, a Massachusetts limited liability company (“Landlord”).

RECITALS OF FACT

A.            Assignor is the present “Tenant” under that certain Lease Agreement dated in August 2007 and commencing November 5, 2007 by and between Assignor and Landlord (the “Lease”).

B.            The Lease affects that certain approximately 5,345 rentable square feet of space located on the second floor of the property commonly known as 1440 Main Street, Waltham, Massachusetts (the “Premises”), which Premises comprise a portion of the real property described in the Lease (the “Property”).

C.            Assignor desires to assign to Assignee and Assignee desires to accept from Assignor the assignment of the leasehold interest and all other rights created under the Lease (the “Assignment”), effective as of the date of closing of the transaction contemplated by the Purchase Agreement described below (such date of closing, the “Effective Date”), subject to the terms and conditions set forth herein.

D.            Landlord wishes to consent to the Assignment, on the terms and conditions of this Agreement.

E.             The parties have agreed to execute this Agreement in connection with the transfer of certain assets of Assignor to Assignee as more fully described in the Asset Purchase Agreement anticipated to be executed in December, 2008 by and between Assignor and Assignee (the “Purchase Agreement”).

AGREEMENT

IN CONSIDERATION of the premises and covenants set forth in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by all parties, the parties hereby agree as follows:

1.             Assignment.  Effective as of the Effective Date, Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee, its successors and assigns, all of Assignor’s right, title and interest in, to and under (a) the Lease; (b) the Premises, (c) all security deposits and prepaid rentals with respect to the Lease (d) any other portion of the Property, Premises, alterations thereto or improvements thereon, in which Assignor has any right or interest under the Lease or any associated or collateral agreements; and (e) all incidental and appurtenant rights which Assignor may have or possess in connection with the Lease, the Premises or the Property. Assignor represents that Assignor has delivered true, correct and complete copies of the Lease to Assignee attached as Exhibit A hereto.

2.             Assumption. Effective as of the Effective Date, Assignee hereby assumes each and every obligation, duty and liability of “Tenant” arising under the Lease accruing after the Effective Date.

3.             Representations, Warranties and Covenants.  The covenants, representations, warranties and indemnities of Assignor and Assignee in the Purchase Agreement shall not be limited by anything contained in this Agreement, and in the event of any conflict between the provision of this Agreement and the representations and warranties of Assignor and/or Assignee in the Purchase Agreement, the representations and warranties of the Assignor and/or Assignee in the Purchase Agreement shall prevail.

4.             Landlord’s Consent.  Landlord hereby consents to the terms of this Agreement without waiver of the restriction concerning further assignment.

5.             Further Action.  Assignor hereby covenants that Assignor will, at any time and from time to time, upon written request therefor, execute and deliver to Assignee or Assignee’s successors and assigns, any new or confirmatory instruments which Assignee or Assignee’s successors and assigns may reasonably request in order to fully assign and transfer to and vest in Assignee or Assignee’s successors and assigns and to protect Assignee or Assignee’s successors’ and assigns’ right, title and interest in and to the Lease assigned hereby.

6.             Miscellaneous.  This Agreement shall be governed by the laws of the state in which the Premises is located.  This Agreement may not be amended except by a document signed by all parties hereto.

7.             Counterparts.  This Agreement may be executed in any number of counterparts and delivered via facsimile or other electronic means, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

[Signature Page Follows]

4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ASSIGNOR:	INTERNODED, INC.

By:
Name:
Title:

ASSIGNEE:	TANGOE, INC.

By
		Name:	Albert R. Subbloie, Jr.
		Title:	President & CEO

LANDLORD:	1440 MAIN STREET LLC

By:
Name:
Title:

EXHIBIT A

[LEASE AND AMENDMENTS]

2

EXHIBIT D

ASSUMPTION OF LIABILITIES

Pursuant to the Asset Purchase Agreement dated as of                    , 2008 among InterNoded, Inc. (“Seller”), the stockholders of Seller and Tangoe, Inc. (“Buyer”), Buyer hereby assumes, and agrees to pay and perform all of the Assumed Liabilities identified on Schedule 1B, which is attached hereto and made a part hereof.

Dated as of           , 2008.

TANGOE, INC.

By:
Name:
Title:

EXHIBIT E

PALEN EMPLOYMENT LETTER

Tangoe, Inc.
35 Executive Blvd.
Orange, CT 06477
T- 203.859.9300

December       , 2008

Ms. Julie Palen
c/o InterNoded, Inc.
1440 Main Street
Waltham, MA 02451

Dear Ms. Palen:

As you know, Tangoe, Inc. (“Tangoe”) has signed an asset purchase agreement pursuant to which it expects to purchase substantially all of the assets and business (the “Acquisition”) of InterNoded, Inc. (“InterNoded”). This letter outlines a confidential offer for you to become an employee of Tangoe, conditioned on the closing of the Acquisition. You would be hired for the position of Senior Vice President of Mobile Device Management with Tangoe. You would continue to work out of the former InterNoded Waltham, Massachusetts office, reporting to Albert R. Subbloie, Jr. Your start date would be the day following the closing of the Acquisition. Your compensation package would consist of a base salary of $16,666.66 monthly ($200,000 annually if employed for a full year), payable according to Tangoe’s standard payroll procedures. You will also qualify for a commission/bonus plan (the “Commissions”) of $50,000 per year upon terms and conditions to be set forth in a mutually agreed upon commission/bonus plan. You will be paid quarterly draws in the amount of $12,500 each (the “Quarterly Draw”) toward the Commissions. After the end of each year, Tangoe will determine the actual Commissions earned by you during such year and if the actual Commissions exceed the aggregate amounts of the Quarterly Draws for such year, Tangoe will promptly pay to you the excess. In the event that the actual Commissions earned by you during such year are less than the aggregate amounts of the Quarterly Draws for such year, you will not be liable to refund the deficiency. Tangoe has the right to make adjustments to the amount of the Quarterly Draw on a prospective basis for any year after 2009, based on the prior year’s actual Commissions. Subject to approval by Tangoe’s Board of Directors, you will be granted options to purchase 200,000 shares of Tangoe’s Common Stock at the current fair market value option price as determined by the Tangoe Board of Directors. These options are subject to the terms of the Tangoe 2005 Stock Incentive Plan , a copy of which has been provided to you.

In the event that your employment with Tangoe is terminated (i) by Tangoe without “Cause” (defined below) or (ii) by you for “Good Reason” (defined below) and a “separation from service” (as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended) occurs, Tangoe shall have no further obligations or duties to you except as follows: (1) payment of your base salary (at the rate in effect at the time of your termination) for nine (9) months (“Severance Term”), payable in installments in accordance with Tangoe’s regular payroll practices beginning on a date to be determined by Tangoe but no later than 90 days following termination of employment (“Severance Payments”), upon the condition that you execute, within 60 days following your termination, a Separation Agreement and Release of all Claims in a form acceptable to Tangoe; (2) your base salary up to the date of termination; (3) your accrued and unused vacation up to the date of termination; (4) reimbursable business expenses incurred through the date of your termination (in accordance with Tangoe’s expense reimbursement policy and provided that reimbursement shall be completed no later than the last day of the second year following the year in which termination occurs); and, (5) any rights that have been specifically granted to you pursuant to any of Tangoe’s retirement plans, supplementary retirement plans, profit sharing and savings plans, stock or option plans, healthcare, 401(k) and any other executive benefit plans sponsored by Tangoe, and Tangoe shall have no further obligations to you. The amount of the Severance Payments described above shall be reduced by the amount of any severance pay or pay in lieu of notice that you receive from Tangoe under a federal or state statute (including, without limitation, the WARN Act). In the event that during the Severance Term you breach any of the terms of your Employee Confidentiality and Non-Competition Agreement, your Severance Payments will be immediately discontinued and Tangoe shall have no further obligations to you. “Cause” shall mean (i) you are convicted of criminal misconduct (including embezzlement and criminal fraud) that is materially injurious to Tangoe, (ii) your gross negligence or willful misconduct that is materially injurious to Tangoe, (iii) your willful failure to substantially perform your duties, (iv) you are convicted of, or plead guilty or no contest to, a felony, (v) you fail to cooperate with any internal investigation by Tangoe, its Board of Directors or any committees thereof or (vi) your unauthorized use or disclosure of Tangoe’s confidential information or trade secrets. “Good Reason” shall mean (i) Tangoe fails to make any payment owed to you in your capacity as an employee of Tangoe, (ii) Tangoe requires you to permanently relocate your principal office to a location outside of a 40-mile radius of Waltham, Massachusetts without your consent, (iii) a material and adverse change in your position, title(s), or the nature or status of your responsibilities, (including your reporting responsibilities), (iv) a reduction by Tangoe in your rate of annual base salary, or (v) Tangoe terminates you for Cause and you later obtain a final non-appealable decision from a court of competent jurisdiction to the effect that Tangoe was not entitled to terminate your employment for Cause at the time of such purported termination.

Tangoe currently contributes 75% of the premium cost for self-only and family plan employees for medical and dental programs. You may enroll in these benefits on the first day of the month after having worked a full calendar month. Vacation time is earned on a monthly basis at a rate of 1/12 of the annual vacation time allotment.

Tangoe currently provides sick days for incidental illnesses in addition to vacation days. They are only for use for the employee’s own illness. Regular full-time employees are currently eligible to receive up to four days of sick pay each calendar year.

Tangoe currently observes the following holidays:

1.             New Year’s Day

2.             Memorial Day

3.             Independence Day

4.             Labor Day

5.             Thanksgiving

6.             Friday following Thanksgiving

7.             Christmas Day

8.             Floater holiday to be used sometime within the calendar year.

This is a conditional offer and in addition to being conditioned on the closing of the Acquisition, it may, at Tangoe’s option, conditioned upon Tangoe receiving satisfactory results of a pre-employment drug test, and background check which includes but may not be limited to prior employment, educational credentials and criminal history. Please review, sign, and return to me the enclosed “Applicant’s Statement” document to authorize Tangoe to perform this background check.

Further, this offer is conditioned upon reviewing, signing and returning the Acknowledgment of Receipt of Tangoe’s Employee Manual and Tangoe’s standard Employee Confidentiality Agreement, which are also enclosed.

This letter describes the terms upon which Tangoe is offering you employment. However, this letter shall not constitute an agreement or contract of employment. Employment is “at will” and Tangoe may terminate your employment at any time. You may also terminate your employment at any time. In the event of termination of employment, you shall not be entitled to any compensation, payment or continuation of benefits, except as expressly provided in this letter, and. except for such continuation of benefits as provided under the terms of Tangoe’s written benefits plans.

[Remainder of Page Intentionally Left Blank]

Please indicate your acceptance of this offer by signing below and returning this letter, and the requested documents, to me no later than December       , 2008.

Sincerely,

Albert R. Subbloie, Jr.
President & CEO

Accepted and agreed:

Julie Palen

Date

EXHIBIT E

CRAMPTON EMPLOYMENT LETTER

2

Tangoe, Inc.
35 Executive Blvd.
Orange, CT 06477
T- 203.859.9300

December         , 2008

Mr. Erwin Crampton
[ADDRESS]

[ADDRESS]

Dear Mr. Crampton:

As you know, Tangoe, Inc. (“Tangoe”) has signed an asset purchase agreement pursuant to which it expects to purchase substantially all of the assets and business (the “Acquisition”) of InterNoded, Inc. (“InterNoded”). This letter outlines a confidential offer for you to become an employee of Tangoe, conditioned on the closing of the Acquisition. You would be hired for the position of Vice President of Mobile Device Management with Tangoe. You would continue to work out of the former InterNoded Waltham, Massachusetts office, reporting to Julie Palen. Your start date would be the day following the closing of the Acquisition. Your compensation package would consist of a base salary of $15,466.66 monthly ($185,600 annually if employed for a full year), payable according to Tangoe’s standard payroll procedures. You will also qualify for an annual bonus in the amount of up to $15,000 (the “Bonus”) which will be earned by you pursuant to a mutually agreed upon bonus plan. Subject to approval by Tangoe’s Board of Directors, you will be granted options to purchase 125,000 shares of Tangoe’s Common Stock at the current fair market value option price as determined by the Tangoe Board of Directors. These options are subject to the terms of the Tangoe 2005 Stock Incentive Plan , a copy of which has been provided to you.

In the event that your employment with Tangoe is terminated (i) by Tangoe without “Cause” (defined below) or (ii) by you for “Good Reason” (defined below) and a “separation from service” (as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended) occurs, Tangoe shall have no further obligations or duties to you except as follows: (1) payment of your base salary (at the rate in effect at the time of your termination) for four (4) months (“Severance Term”), payable in installments in accordance with Tangoe’s regular payroll practices beginning on a date to be determined by Tangoe but no later than 90 days following termination of employment (“Severance Payments”), upon the condition that you execute, within 60 days following your termination, a Separation Agreement and Release of all Claims in a form acceptable to Tangoe; (2) your base salary up to the date of termination; (3) your accrued and unused vacation up to the date of termination; (4) reimbursable business expenses incurred through the date of your termination (in accordance with Tangoe’s expense reimbursement policy and provided that reimbursement shall be completed no later than the last day of the second year following the year in which termination occurs); and, (5) any rights that have been specifically granted to you pursuant to any of Tangoe’s retirement plans, supplementary retirement plans, profit sharing and savings plans, stock or option plans, healthcare, 401(k) and any other executive benefit plans sponsored by Tangoe, and Tangoe shall have no further obligations to you. The amount of the Severance Payments described above shall be reduced by the amount of any severance pay or pay in lieu of notice that you receive from Tangoe under a federal or state statute (including, without limitation, the WARN Act). In the event that during the Severance Term you breach any of the terms of your Employee Confidentiality and Non-Competition Agreement, your Severance Payments will be immediately discontinued and Tangoe shall have no further obligations to you. “Cause” shall mean (i) you are convicted of criminal misconduct (including embezzlement and criminal fraud) that is materially injurious to Tangoe, (ii) your gross negligence or willful misconduct that is materially injurious to Tangoe, (iii) your willful failure to substantially perform your duties, (iv) you are convicted of, or plead guilty or no contest to, a felony, (v) you fail to cooperate with any internal investigation by Tangoe, its Board of Directors or any committees thereof or (vi) your unauthorized use or disclosure of Tangoe’s confidential information or trade secrets. “Good Reason” shall mean (i) Tangoe fails to make any payment owed to you in your capacity as an employee of Tangoe, (ii) Tangoe requires you to permanently relocate your principal office to a location outside of a 40-mile radius of Waltham, Massachusetts without your consent, (iii) a material and adverse change in your position, title(s), or the nature or status of your responsibilities (including your reporting responsibilities), (iv) a reduction by Tangoe in your rate of annual base salary, or (v) Tangoe terminates you for Cause and you later obtain a final non-appealable decision from a court of competent jurisdiction to the effect that Tangoe was not entitled to terminate your employment for Cause at the time of such purported termination.

Tangoe currently contributes 75% of the premium cost for self-only and family plan employees for medical and dental programs. You may enroll in these benefits on the first day of the month after having worked a full calendar month. Vacation time is earned on a monthly basis at a rate of 1/12 of the annual vacation time allotment.

Tangoe currently provides sick days for incidental illnesses in addition to vacation days. They are only for use for the employee’s own illness. Regular full-time employees are currently eligible to receive up to four days of sick pay each calendar year.

Tangoe currently observes the following holidays:

1.             New Year’s Day

2.             Memorial Day

3.             Independence Day

4.             Labor Day

5.             Thanksgiving

6.             Friday following Thanksgiving

7.             Christmas Day

8.             Floater holiday to be used sometime within the calendar year.

This is a conditional offer and in addition to being conditioned on the closing of the Acquisition, it may, at Tangoe’s option, conditioned upon Tangoe receiving satisfactory results of a pre-employment drug test, and background check which includes but may not be limited to prior employment, educational credentials and criminal history. Please review, sign, and return to me the enclosed “Applicant’s Statement” document to authorize Tangoe to perform this background check.

Further, this offer is conditioned upon reviewing, signing and returning the Acknowledgment of Receipt of Tangoe’s Employee Manual and Tangoe’s standard Employee Confidentiality Agreement, which are also enclosed.

This letter describes the terms upon which Tangoe is offering you employment. However, this letter shall not constitute an agreement or contract of employment. Employment is “at will” and Tangoe may terminate your employment at any time. You may also terminate your employment at any time. In the event of termination of employment, you shall not be entitled to any compensation, payment or continuation of benefits, except as expressly provided in this letter, and except for such continuation of benefits as provided under the terms of Tangoe’s written benefits plans.

Please indicate your acceptance of this offer by signing below and returning this letter, and the requested documents, to me no later than December         , 2008.

Sincerely,

Albert R. Subbloie, Jr.
President & CEO

Accepted and agreed:

[Name]

Date

EXHIBIT F

JOINDER AGREEMENT

3

TANGOE, INC.

JOINDER AGREEMENT TO THE
EIGHTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
AND WAIVER OF RESTRICTIONS ON TRANSFER

This JOINDER AGREEMENT AND WAIVER OF RESTRICTIONS ON TRANSFER (this “Agreement”) is hereby entered into as of December         , 2008 by and among Tangoe, Inc., a Delaware corporation (the “Company”) and InterNoded, Inc., a Delaware corporation (the “Stockholder”).

RECITALS:

WHEREAS, the Company and the Stockholder have entered into that certain Asset Purchase Agreement, dated as of December, 2008 (the “Purchase Agreement”) pursuant to which the Company has purchased substantially all of the assets of the Stockholder;

WHEREAS, pursuant to the Purchase Agreement and as partial consideration for the assets, the Company will issue to the Stockholder [      ] shares (the “Shares”) of the Company’s Common Stock, par value $.0001; and

WHEREAS, it is a condition to the closing of the transactions described in the Purchase Agreement that the Stockholder become a party to the Company’s Eighth Amended and Restated Investor Rights Agreement, dated as of July 28, 2008, attached hereto as Exhibit A (the “Investor Rights Agreement”) for the limited purposes of receiving incidental registration rights and information rights and incurring certain obligations in connection therewith.

NOW THEREFORE, in consideration of the transaction described in the Asset Purchase Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Joinder to Investor Rights Agreement. The Stockholder hereby joins and becomes party to the Investor Rights Agreement solely with respect to Sections 2, 4.6, 5, and 6 thereof (the “Operative Sections”) and any general provisions and definitions related to the Operative Sections. The Stockholder shall for purposes of the Operative Sections be deemed a “Purchaser,” and hereby agrees to be bound by all obligations of a Purchaser pursuant to the Operative Sections and related general provisions of the Investor Rights Agreement. The Company acknowledges and agrees that the Stockholder shall be deemed party to the Investor Rights Agreement as a Purchaser thereunder for purposes of the Operative Sections and related general provisions.

2.             Waiver of Restrictions on Transfer.  Notwithstanding any provisions to the contrary contained in the Investor Rights Agreement, the Stockholder shall be entitled to transfer, at any time, the Shares and all rights and obligations of the Stockholder under the Investor Rights Agreement to the equity owners of the Stockholder as of the date of this agreement (which equity owners are listed on Exhibit B hereto)  upon notice to the Company, and the Company hereby waives all such provisions to the contrary contained in the Investor Rights Agreement for such purpose.  The Company has obtained and provided copies to the Stockholder of the necessary consents of other parties to the Investor Rights Agreement so as to render all provisions of this agreement valid and effective, including but not limited to the waiver contained in this Section 2. Upon such transfer, the transferees shall be deemed to be “Purchasers” under the Investor Rights Agreement for purposes of the Operative Sections and related general provisions.

3.             Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and delivered via facsimile or other electronic means, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the year and date first set forth above.

STOCKHOLDER:

INTERNODED, INC.

By:
Name: Julie Palen
Title: President

COMPANY:

TANGOE, INC.

By:

EXHIBIT A

EIGHTH AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT

4

EXHIBIT B

Equity Owners of Stockholder
as of December 19, 2008

Julie L. Palen

Janis L. Huck and Lyn Plummer, Trustees of the Julie L. Palen Irrevocable Trust dated August 26, 2008

5

SCHEDULE 1

STOCKHOLDERS

Julie L. Palen

Janis L. Huck and Lyn Plummer, Trustees of the Julie L. Palen Irrevocable Trust dated August 26, 2008

SCHEDULE 1A

ASSUMED LIABILITIES

1.        The trade accounts payable reflected on the Reference Balance Sheet (other than any trade account payable to a Stockholder or any other Related Person of Seller) that remain unpaid at and are not delinquent as of the Closing;

2.        Any trade account payable (other than a trade account payable to a Stockholder or any other Related Person of Seller) incurred by Seller in the ordinary course of business between the date of the Reference Balance Sheet and the Closing that remains unpaid at and is not delinquent as of the Closing;

3.        The obligations of Seller under the Contracts listed on Schedule 3.13 and the Proprietary Rights Agreements listed on Schedule 3.14(c), but only to the extent such obligations (A) arise after the Closing Date, (B) do not arise from or relate to any breach by Seller of any provision of any of such Contracts or Proprietary Rights Agreements, and (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Contracts or Proprietary Rights Agreements. Amounts owing to vendors/suppliers for goods and services provided to Seller prior to Closing but invoiced after Closing are not assumed liabilities;

4.        Deferred revenue obligations (whether categorized by Seller as deferred revenue or as customer deposits) with respect to customers whose contracts are included in the Assumed Liabilities.

EXCLUDED LIABILITIES

1.        Any liabilities for employment, income, sales and use, property or other Taxes incurred or accrued by Seller, including without limitation as a result of the transactions contemplated by this Agreement;

2.        Any fees or expenses incurred by Seller in connection with the transactions contemplated by this Agreement;

3.        Any debt, payables or other liabilities to Related Persons other than salary and other payroll related expenses that may be specifically set forth on Schedule 1A;

4.        Any liabilities related to any employee benefit plan, including, without limitation, any 401(k), any profit sharing or pension plan, whether or not sponsored by Seller, any deferred compensation payables, severance plan or policy, accrued bonus payables, other accrued liabilities, and any COBRA-related obligations;

2

5.        Any and all liability related to Seller’s real property except as specifically set forth in the Lease Assignment;

6.        Any litigation pending against Seller;

7.        Any warranty, performance, service level or similar liability to Seller’s customers, including any liability arising out of or relating to any breach by Seller of any obligation to a customer that occurred prior to the Closing;

8.        Any liability or obligation constituting or arising out of any Debt of Seller;

9.        Seller’s obligations in connection with that certain Invoice No. G287706 dated April 1, 2008 in the amount of $176,679.42 received by Seller from International Business Machines Corporation (IBM) or any obligations connected to such invoice;

10.      Seller’s obligations under a Sublease Agreement with Parexel International, LLC dated May 5, 2005 and Seller’s obligations under a Sublease Agreement with OATSystems, Inc. dated July 23, 2007; and

11.      Seller’s obligations in connection with that certain Bonus Agreement between Seller and Erwin Crampton dated on or about the Closing Date.

3

SCHEDULE 1B

PURCHASED ASSETS

The Purchased Assets include, without limitation, all of the assets, rights and properties of Seller of any kind or nature, including, without limitation, the following assets, and excluding the assets described below as “Excluded Assets” (capitalized terms not otherwise defined herein shall have the meanings given them in the Asset Purchase Agreement):

a.             Tangible Property/Equipment

All tangible personal property and fixtures of every kind, nature and description, including, without limitation, all machinery, equipment, computers, motor vehicles, implements and instruments, parts, furniture, trade fixtures and general supplies, a list of which is attached hereto;

b.             Inventory

All inventory, including prepaid and in-transit items, of materials and supplies, spare parts, shipping containers and materials, packaging, and finished products;

c.             Contracts, etc.

All contracts including, without limitation, all of the contracts, listed on Schedule 3.13 of the Asset Purchase Agreement and all of the Proprietary Rights Agreements listed on Schedule 3.14 of the Asset Purchase Agreement, together with all claims or rights of action now existing or hereinafter arising out of such contracts or agreements or the performance thereof, the benefit of all open orders placed with Seller, the benefit of all purchase orders placed by Seller for products of the type included in the inventory being acquired hereunder, all warranties extended and representations made to Seller by third parties to the extent assignable, and all rights, remedies, set-offs, allowances, reworkings, and discounts;

d.             Accounts Receivable and Certain Intangibles

All Accounts Receivable; work-in-progress and rights to collect from customers (and to retain) fees and amounts payable or that may become payable with respect to services performed on or prior to the Closing, unbilled revenue and accounts receivable on existing and in-progress contracts; deposits; advances; prepaid expenses or accounts; other claims and rights against third parties, together with any and all security interests, Liens or mortgages granted or otherwise available to Seller as security for the collection of any of the Purchased Assets; permits; approvals; variances; Seller’s existing telephone numbers;

e.             Intellectual Property

Seller’s corporate name, the name InterNoded and all other trade names, trademarks, service marks, and all substantially similar names and marks; all know-how, technology or other intellectual property, including, without limitation, all trade secrets, customer and vendor information, lists and databases, including, without limitation, customer, mailing and subscription lists, proprietary processes, methods and apparatus, information not known to the general public, any literary work, whether or not copyrightable, ideas, concepts, designs, discoveries, formulae, patents, patent applications, product and service developments, inventions, improvements, processes, disclosures, trademarks, trademark applications, trade names, fictional business names, service marks, copyrights, copyright applications, logos, all rights in internet web sites and internet domain names, software, source codes and materials, object codes and materials, algorithms, techniques, architecture, mask work rights, prototypes, engineering and design models, information with respect to firmware and hardware, and any information relating to any product or program which has either been developed, acquired or licensed for or by Seller, including the maintenance, modification or enhancement thereof and all publishing and manufacturing information (including with respect to custom chips, boards and other components) and all license agreements (whether as licensor or licensee) relating thereto, and all other Proprietary Rights of Seller, including, without limitation, the Products and all derivatives thereof; and all claims (including claims for past infringement or misappropriation) and causes of action of Seller against other Persons, and all claims of indemnity, warranty rights, rights of contribution and other rights of recovery possessed by Seller (whether or not currently exercisable);

f.              Products

All Products, including, without limitation, any reference manuals, CD-ROMs, and other materials and products published, marketed or licensed;

g.             Records

All logs, books, records, files, mailing and customer lists, customer histories, supplier lists and files, engineering and design drawings, and all sales literature and sales aids, art, film, separations, digital files, pictures, negatives, camera ready proofs, product catalogs, product sheets and documentation, product displays, advertising materials, manuals, computer and electronic, data processing materials and programs, correspondence, and all other Records;

h.             Goodwill

All of the know-how and goodwill of the Business, including, without limitation, the exclusive right for Buyer to hold itself out as the successor to the Business of Seller;

i.              Cash and Cash Equivalents

All cash and cash equivalents; and

j.              Other

All other tangible and intangible assets used or useable in the Business.

EXCLUDED ASSETS

1.             Seller’s corporate franchise, minute books and records, and stock books and records;

2.             Assets of employee benefit plans;

3.             Employee handbook;

4.             Employment Letters;

5.             Seller’s commercial general liability insurance and workers’ compensation insurance packages and rights thereunder;

6.             Seller’s real property, except rights under the Lease; and

7.             Seller’s rights under a Sublease Agreement with Parexel International, LLC dated May 5, 2005 and Seller’s rights under a Sublease Agreement with OATSystems, Inc. dated July 23, 2007.

SCHEDULE 2.2(c)

PURCHASE PRICE ACCOUNTS RECEIVABLE

80% of the following Accounts Receivable shall be paid by Buyer to Seller from time to time promptly after such Accounts Receivable are actually collected, pursuant to arrangements satisfactory to Buyer and Seller.

Invoice date	Inv#	Account	Invoice Amount

11/28/2008	40497	Bearing Point	$18,465.00
12/1/2008	40502	Delta	$23,658.50
11/28/2008	40494	AGEdwards Technology	$5,802.50
12/1/2008	40496	Babcock Power	$5,801.50
12/10/2008	40536	Bearing Point	$2,000.00
11/28/2008	40531	Bingham McCutchen	$4,800.00
11/1/2008	40435	Intersoll Rand	$7,005.00
12/1/2008	40510	International Security Exchange	$2,616.00
12/1/2008	40508	Intersoll Rand	$1,632.00
12/1/2008	40512	Michaels	$8,141.50
12/1/2008	40513	Navigant	$10,465.00
12/1/2008	40485	Peabody Investments	$9,785.00
12/1/2008	40487	Schering Corp	$29,355.00

			$129,527.00

Tangoe, Inc.
35 Executive Blvd.
Orange, CT 06477
T- 203.859.9300

April 28. 2011

Ms. Julie Palen

c/o Tangoe, Inc.

1440 Main Street

Waltham, MA  02451

Dear Julie:

I am writing to confirm our understanding of the revised earn-out structure in connection with Tangoe, Inc.’s acquisition of InterNoded back in 2008.  As you know, we have been operating under the revised structure for some time now but wanted to memorialize it in writing.  The parties hereto agree that the earn-out structure attached hereto as Exhibit A replaces the structure set out in section 2.3 of the Asset Purchase Agreement dated December 23, 2008 by and among you, Internoded, Inc., Tangoe, Inc. and the other stockholders named therein.

To confirm your understanding as set forth above, kindly sign below and return this letter to me.

Sincerely,

/s/ Albert R. Subbloie, Jr.
Albert R. Subbloie, Jr.
President & CEO

Accepted and agreed:

/s/ Julie Palen
Julie Palen

6/9/2011
Date

EXHIBIT A

EARNOUT STRUCTURE

Buyer shall pay to Seller, as additional Purchase Price, an earn-out (the “Earn-out”) as follows:

(a)           Amount.  For each of the Earn-Out Periods (as defined below) set forth below, if the combined, aggregate IMDM Revenue and Saas Revenue for such Earn-Out Period is at least equal to the amounts shown under “Revenue” in the table for such applicable Earn-Put Period, then the Purchaser shall pay to the Seller an amount equal to the total combined, aggregate IMDM Revenue and Saas Revenue for such Earn-Out Period (back to dollar-one) multiplied by the applicable percentage set forth below:

Q4 2009 through Q3 2010

REVENUE	PERCENTAGE PAID
less than $4,893,906	0%
at least $4,893,906 but less than $5,797,808	4.5%
at least $5,797,808 but less than $6,701,709	8%
at least $6,701,709 but less than $7,605,611	11.5%
at least $7,605,611	15%

Q4 2010 through Q3 2011

REVENUE	PERCENTAGE PAID
less than $9,446,807	0%
at least $9,446,807 but less than $12,011,269	4.5%
at least $12,011,269 but less than $14,575,731	8%
at least $14,575,731 but less than $17,140,193	11.5%
at least $17,140,193	15%

Q4 2011 through Q3 2012

REVENUE	PERCENTAGE PAID
less than $16,657,708	0%
at least $16,657,708 but less than $22,079,816	4.5%
at least $22,079,816 but less than $27,501,925	8%
at least $27,501,925 but less than $32,924,033	11.5%
at least $32,924,033	15%

As used herein, “Earn-Out Periods” shall mean the following three (3) periods:  (1) the fourth quarter (Q4) of 2009 through and including the third quarter (Q3) of 2010; (2) Q4 2010 through and including Q3 2011, and (3) Q4 2011 through and including Q3 2012.

(b)           Annual and Quarterly Earn-out Statements.  Within forty-five (45) days of the end of each Earn-Out Period, Buyer will prepare, or cause to have prepared, and deliver to Seller a statement (each, an “Earn-out Statement”) setting forth the IMDM Revenue and Saas Revenue for such Earn-Out Period and the amount, if any, of the Earn-out payable by Buyer to Sellers on account of such revenue for such Earn-Out Period.  Seller shall have fifteen (15) days after its receipt of each Earn-out Statement to object thereto.  Sellers shall make any objection to an Earn-out Statement in writing and shall forward the same to Buyer.  Buyer will also provide to Seller a quarterly statement for each of the first three (3) calendar quarters of each Earn-Out Period, within a reasonable time after the end of each quarter, setting forth the IMDM Revenue and Saas Revenue for such quarter.

(c)           Acceptance of Statement.  If Seller does not object to an Earn-out Statement within such 15 day period or if Seller notifies Buyer in writing of Seller’s acceptance of an Earn-out Statement, then the Earn-out amount set forth in the Earn-out Statement (each a “Final Annual Earn-out Amount”) shall be deemed final and binding on the parties.

(d)           Objections.  In the event that Seller delivers a timely written objection to an Earn-out Statement, and Buyer and Seller are unable to resolve such objection within fifteen (15) days after Buyer is notified of Seller’s objection, then, within five (5) business days after such failure to resolve the matters in dispute, the matters in dispute shall be submitted for final and binding determination to a firm of independent certified public accountants agreed upon by the parties, or if the parties are unable to do so, then the firm to be used shall be selected by lot from among the “Big 4” accounting firms (the “Accountants”).  The Accountants shall prepare their resolution statement within forty-five (45) days of appointment.  The Earn-out Statement proposed by Buyer, as adjusted by agreement of Seller and Buyer or finally determined by the Accountants, as applicable, to reflect the resolution of any timely objections made thereto by Seller, and the resulting Earn-out amount (the “Final Annual Earn-out Amount”) shall be binding on the parties hereto.  Buyer and Sellers shall each pay their own expenses of preparing and analyzing the Earn-out Statements, and resolving objections thereto.  In the event Seller objects to an Earn-out Statement and the Final Annual Earn-Out Amount determined by the Accountants is more than 105% of the amount set forth in Buyer’s Earn-out Statement, then Buyer shall pay the fees and expenses of the Accountants, and, in addition, shall reimburse Seller for any attorneys’ fees (including disbursements) incurred by Seller in objecting to the Earn-out Statement and submitting the dispute to the Accountants.  In the event the Final Annual Earn-Out Amount determined by the Accountants is not more than 105% of the amount set forth in Buyer’s Earn-out Statement, then Seller shall pay the fees and expenses of the Accountants, and, in addition, shall reimburse Buyer for any attorneys’ fees (including disbursements) incurred by Buyer in responding to Seller’s objections to the Earn-out Statement and submitting the dispute to the Accountants.

(e)           Payment.  Buyer shall pay to Seller the Final Annual Earn-out Amount, if any, by wire transfer within five (5) Business Days of its final determination